EXHIBIT 2.1


                          STOCK PURCHASE AGREEMENT



                                    among

                              COOKSON GROUP plc

                          COOKSON INVESTMENTS, INC.

                                     and

                             PARLEX CORPORATION



             For the Purchase of All of the Outstanding Capital
        Stock of POLY-FLEX Circuits, Inc. and All of the Outstanding
                  Share Capital of POLY-FLEX Circuits Ltd.




                        dated as of January 21, 2000


                          STOCK PURCHASE AGREEMENT

                              Table of Contents
                              -----------------

                                                                       Page
                                                                       ----

ARTICLE I Certain Definitions                                             1

1.1 Affiliate                                                             2
1.2 Agreement                                                             2
1.3 Affiliated Group                                                      2
1.4 Balance Sheet Date                                                    2
1.5 Business Day                                                          2
1.6 Buyer                                                                 2
1.7 CA1985                                                                2
1.8 Change of Control                                                     2
1.9 Closing                                                               3
1.10 Closing Date                                                         3
1.11 Code                                                                 3
1.12 Combined EBIT                                                        3
1.13 Combined Net Asset Value                                             3
1.14 Company                                                              4
1.15 Confidentiality Agreement                                            4
1.16 Contract                                                             4
1.17 Cookson License Agreement                                            4
1.17 Cookson UK Trust                                                     4
1.18 Employee Plan                                                        4
1.19 Encumbrances                                                         4
1.20 Environmental Laws                                                   4
1.21 Environmental Release                                                5
1.22 Expenses                                                             5
1.23 ERISA                                                                6
1.24 GAAP                                                                 6
1.25 Governmental Authority                                               6
1.26 Governmental Authorization                                           6
1.27 Hazardous Substance                                                  6
1.28 Historical Financial Statements                                      7
1.29 Income Taxes                                                         7
1.30 Indebtedness                                                         7
1.31 Inland Revenue                                                       7
1.32 Intellectual Property Assets                                         7
1.33 Knowledge                                                            8
1.34 Law or Laws                                                          8
1.35 Liability                                                            8
1.36 Losses                                                               8
1.37 Material Adverse Effect                                              8
1.38 Non-Compete Agreement                                                8
1.39 Order                                                                8
1.40 Ordinary Course of Business                                          8
1.41 Organizational Documents                                             9
1. 42 Other Taxes                                                         9
1.43 Person                                                               9
1.44 Permitted Encumbrances                                               9
1.45 Poly-Flex UK                                                         9
1.46 Poly-Flex US                                                         9
1.47 Prescribed Benefit                                                  10
1.48 Real Property                                                       10
1.49 Seller                                                              10
1.50 Seller US Group                                                     10
1.51 Stock                                                               10
1.52 Subsidiary.                                                         10
1.53 Taxes Act                                                           10
1.54 Tax Authority                                                       10
1.55 Tax Returns                                                         10
1.56 UK Employees                                                        11
1.57 US Employees                                                        11
1.58 Additional Definitions                                              11

ARTICLE II Acquisition of Stock by Buyer                                 13

2.1 Sale and Purchase of Stock                                           13
2.2 Purchase Price                                                       13
2.3 Earnest Money Deposit                                                13
2.4 Payment of Purchase Price                                            14
2.5 Dispute Resolution; Purchase Price Adjustment                        14
2.6 Physical Inventory                                                   16
2.7 Contingent Purchase Price Adjustment.                                16
2.8 Determination of Combined EBIT                                       17
2.9 Protective Provisions                                                19

ARTICLE III Closing                                                      20

3.1 Closing                                                              20
3.2 Closing Deliveries                                                   20
3.3 Non-Compete Agreement                                                20
3.4 Cookson License Agreement                                            20

ARTICLE IV Representations and Warranties of Seller                      21

4.1 Corporate Existence and Qualification                                21
4.2 Capitalization and Ownership of the Company                          22
4.3 Subsidiaries                                                         23
4.4 Authorization                                                        23
4.5 No Breach or Violation                                               23
4.6 Governmental Consents and Approvals                                  24
4.7 Organizational Documents and Minute Books                            24
4.8 Financial Statements                                                 24
4.9 Absence of Certain Developments                                      25
4.10 Company Income Taxes and Tax Returns                                26
4.11 Contracts                                                           30
4.12 Litigation                                                          32
4.13 Real Property Owned or Leased                                       32
4.14 Machinery and Equipment Owned or Leased                             34
4.15 Proprietary Rights                                                  34
4.16 Governmental Authorizations                                         36
4.17 Compliance with Law                                                 36
4.18 Environmental Compliance                                            36
4.19 Employees; Labor Relations                                          38
4.20 Employee Benefit Plans and Arrangements Poly-Flex US                41
4.21 Employee Benefit Plans and Arrangements - Poly-Flex UK              42
4.22 Guarantees                                                          46
4.23 Officers and Directors and Certain Authorized Persons               46
4.24 Insurance                                                           47
4.25 Indebtedness to and from Officers, Directors and Others             47
4.26 Brokers' Fees                                                       47
4.27 Millennium Compliance                                               47
4.28 Suppliers                                                           48
4.29 Accounts Receivable                                                 48
4.30 Undisclosed Liabilities                                             48
4.31 Product Warranty                                                    48
4.32 Proprietary Information of Third Parties                            48
4.33 Trading Name                                                        49
4.34 Representations and Warranties                                      49
4.35 Exclusivity                                                         49

ARTICLE V Representations and Warranties of the Buyer                    49

5.1 Organization of Buyer                                                49
5.2 Authorization                                                        50
5.3 No Breach or Violation                                               50
5.4 Litigation                                                           50
5.5 Governmental Consents and Approvals                                  50
5.6 Investment Intent                                                    51
5.7 Brokers' Fees                                                        51
5.8 Financing                                                            51

ARTICLE VI Conduct of Business Prior to Closing; Certain Agreements      51

6.1 Restrictions on Operations Prior to Closing                          51
6.2 Reasonable Commercial Efforts to Consummate Transaction              52
6.3 Hart-Scott-Rodino Filings                                            52
6.4 Required Consents                                                    52
6.5 Notification                                                         52
6.6 Payment of Indebtedness by Seller's Affiliates                       53
6.7 No Solicitation                                                      53
6.8 Further Assurances                                                   54

ARTICLE VII Investigation by Buyer                                       54

7.1 Access to Records                                                    54
7.2 Financial Reports                                                    54

ARTICLE VIII Conditions Precedent to Buyer's Obligations                 55

8.1 Correctness of Representations and Warranties                        55
8.2 Compliance with Agreement                                            55
8.3 Certificate of Seller                                                55
8.4 Absence of Proceedings                                               55
8.5 Consents                                                             55
8.6 Resignations                                                         56
8.7 Related Party Loans and Advances from or to Company                  56
8.8 Corporate Records                                                    56
8.9 Opinion of Seller's Counsel                                          56
8.10 Non-Compete Agreement                                               56
8.11 Cookson License Agreement                                           56
8.12 Proceedings and Documents                                           56
8.13 Deliveries by Seller                                                56
8.14 Absence of Material Adverse Effect                                  56

ARTICLE IX Conditions Precedent to Seller's Obligations                  58

9.1 Correctness of Representations and Warranties                        58
9.2 Compliance with Agreement                                            58
9.3 Certificate of Officers                                              58
9.4 Absence of Litigation                                                58
9.5 Consents                                                             58
9.6 Proceedings and Documents                                            58
9.7 Opinion of Buyer's Counsel                                           59
9.8 Non-Compete Agreement                                                59
9.9 Cookson License Agreement                                            59
9.10 Credit Assurance                                                    59
9.11 Deliveries by Buyer                                                 59

ARTICLE X Termination                                                    59

10.1 Termination of Agreement                                            59
10.2 Procedure and Effect                                                60

ARTICLE XI Indemnification                                               61

11.1 Indemnification                                                     61
11.2 Buyer Indemnification                                               62
11.3 Claims for Indemnification                                          63
11.4 Third Party Claims                                                  63
11.5 Exclusive Remedy                                                    65
11.6 Survival                                                            65
11.7 Limitations on Buyer's Right to Indemnification                     65
11.8 Limitations on Seller's Right to Indemnification                    66
11.9 Other Limitations on Indemnification                                67

ARTICLE XII Additional Covenants of Buyer and Seller                     68

12.1 Tax Returns; Section 338(h)(10) Election                            68
12.2 Apportionment of Income Taxes                                       69
12.3 Cooperation; Audits                                                 71
12.4 Controversies                                                       72
12.5 Income Tax Position                                                 72
12.6 Return of Documents                                                 72
12.7 Books and Records                                                   73
12.8 Employee Plans Poly-Flex US                                         73
12.9 Employee Plans Poly-Flex UK                                         75
12.10 Uncollected Receivables                                            75
12.11 Confidentiality                                                    75
12.12 Litigation Support                                                 76
12.13 Termination of Participation in Insurance Program                  76

ARTICLE XIII Miscellaneous                                               76

13.1 Binding Effect; Assignment                                          76
13.2 Payment of Fees and Expenses                                        76
13.3 Further Acts by Seller                                              77
13.4 Publicity                                                           77
13.5 Entire Agreement; Construction, Counterparts; Effectiveness         77
13.6 Notices                                                             77
13.7 Amendment and Waiver                                                78
13.8 Severability                                                        79
13.9 Interpretation                                                      79
13.10 No Reliance                                                        79
13.11 Seller's Disclosure Schedules                                      80
13.12 Jurisdiction; Service of Process                                   80
13.13 Time of Essence                                                    80
13.14 Legal Proceedings                                                  80


                                  EXHIBITS
                                  --------

      A.  Seller's Counsel Opinion
      B.  Buyer's Counsel Opinion
      C.  Non-Compete Agreement
      D.  Cookson License Agreement


                                  SCHEDULES
                                  ---------

2.4        Indebtedness
2.5        Company's Past Practices
4.1        Foreign Corporation Status
4.2        Capitalization and Ownership of the Company
4.3        Subsidiaries
4.5        No Breach or Violation
4.6        Government Consents and Approvals
4.8        Historical Financial Statements
4.8(a)     Accruals and Reserves
4.9        Certain Developments Since Balance Sheet Date
4.10       Income Taxes
4.11       Contracts
4.12       Litigation
4.13       Real Property Owned and Leased
4.15       Intellectual Property Assets
4.16       Governmental Authorizations
4.17       Compliance with Laws
4.18       Environmental Matters
4.19(a)    Employees
4.19(b)    Employees; Labor Relations
4.19(c)    UK Employees; Labor Relations
4.19(d)    Employment Agreements
4.19(g)    Deferred Remuneration
4.19(h)    Notice of Termination/Dismissal
4.19(m)    Work Week
4.19(p)    Unemployment Experience
4.20(a)    Employee Plans
4.20(d)    Transaction's Effect on Employee Plans
4.20(h)    Retiree Benefits
4.21(b)    Poly-Flex UK Employee Benefit Obligations
4.21(d)    Index of Cookson UK Trust Documents
4.21(r)    UK Share Incentive Programs
4.22       Guarantees
4.23       Officers, Directors and Other Authorized Persons
4.24       Insurance
4.25       Indebtedness to and from Officers, Directors and Others
4.27       Millennium Compliance
4.28       Suppliers
4.29       Accounts Receivable
4.30       Undisclosed Liabilities
4.31       Product Warranty
4.32       Proprietary Information of Third Parties
5.3        No Breach or Violation
5.4        Buyer Litigation
8.5        Consents
8.6        Resignations
8.13       Alpha License Amendment
12.8(c)    Employee Plans Poly-Flex US
12.8(d)    Employee Plans Poly-Flex US
12.9       Employee Plans Poly-Flex UK


                          STOCK PURCHASE AGREEMENT
                          ------------------------

      THIS AGREEMENT made and entered into as of January 21, 2000, by and among:

      Cookson Group plc, a public limited company incorporated in England and Wales (hereinafter referred to as the "Parent") (registered no. 00251977);

      Cookson Investments, Inc., a Delaware corporation (hereinafter referred to as "CII" and together with Parent, the "Seller"); and

      Parlex Corporation, a Massachusetts corporation (hereinafter referred to as "Buyer").

                              R E C I T A L S:
                              - - - - - - - -

      WHEREAS, POLY-FLEX Circuits, Inc., a Rhode Island corporation ("Poly-Flex US"), is engaged in the manufacture of flexible circuit products to be used in electronic applications (hereinafter referred to as the "Business");

      WHEREAS, Parent owns, directly or through one or more subsidiaries, all of the issued and outstanding shares of Poly-Flex US's common stock, $.01 par value per share (the "US Stock"), which represent all of the issued and outstanding capital stock of Poly-Flex US;

      WHEREAS, POLY-FLEX Circuits Ltd., a United Kingdom limited company ("Poly-Flex UK" and together with Poly-Flex US, the "Company"), is engaged in the Business in the United Kingdom and elsewhere outside of the United States;

      WHEREAS, Parent owns all of the issued share capital of Poly-Flex UK, consisting of 355,555 Ordinary shares of [Pound]1.00 each (the "UK Stock" and together with the US Stock, the "Stock");

      WHEREAS, Parent desires to sell or cause to be sold to Buyer, and Buyer desires to purchase, all of the Stock, on the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                  ARTICLE I
                             CERTAIN DEFINITIONS
                             -------------------

      As used herein, the following terms shall have the following meanings:

      Section 1.1 Affiliate. The term "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.

      Section 1.2 Agreement. The term "Agreement" shall mean this Agreement and all Schedules and Exhibits attached hereto, and any and all amendments, modifications and supplements hereto entered into in accordance with the terms hereof.

      Section 1.3 Affiliated Group. The term "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504(a) or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign law.

      Section 1.4 Balance Sheet Date. The term "Balance Sheet Date" shall mean November 30, 1999.

      Section 1.5 Business Day. The term "Business Day" shall mean a day other than a Saturday or Sunday or a day on which banks located in New York City or Boston, Massachusetts are authorized or required to close.

      Section 1.6 Buyer. The term "Buyer" shall have the meaning specified in the preamble hereto.

      Section 1.7  CA1985. The term "CA1985" shall mean the Companies Act
1985.

      Section 1.8 Change of Control. "Change of Control" shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof; (ii) the sale, lease, exchange or other transfer of assets of the Company having an aggregate book value as of the date of sale, lease, exchange or other transfer equal to at least one-third of the aggregate book value of all of the Company's assets as of such date, to any Person or Group or any Affiliates thereof (in one transaction or a series of related transactions); (iii) the approval by the holders of capital stock of the Company of any plan or proposal for liquidation or dissolution; (iv) any Person or Group (other than Buyer) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (v) the power to elect or appoint or cause the election or appointment of at least a majority of the members of the full Board of Directors of the Company shall not be or shall cease to be exercisable by the Buyer.

      Section 1.9 Closing. The term "Closing" shall mean the closing of the transactions contemplated herein.

      Section 1.10 Closing Date. The term "Closing Date" shall mean the date that is three Business Days following the expiration or earlier termination of the applicable waiting period under the HSR Act, or such other date as Buyer and Seller may agree to in writing.

      Section 1.11 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

      Section 1.12 Combined EBIT. "Combined EBIT" shall mean, with respect to the Company, for the EBIT Period, an amount equal to the net income or loss of the Company, after deduction of all expenses and proper charges but before payment or provision for interest expense and Income Taxes, for the EBIT Period, determined in accordance with U.S. GAAP, provided that there shall be excluded therefrom (a) any amortization of goodwill and other costs related to the transactions contemplated by this Agreement, (b) any intercompany fees or charges, other than intercompany fees or charges for goods or services received or provided at a cost no greater than that generally available from unrelated third parties, (c) any extraordinary or non-recurring gains, losses, charges or expenses (i.e., not arising in the Ordinary Course of Business), (d) any charges or expenses relating to or arising from the application of purchase accounting, and (e) any charges or expenses on account of the license fee payable under the Cookson License Agreement. Any calculation of Combined EBIT for purposes of Section 2.7(a) shall be made on an annualized basis to reflect a full 12-month period for such calculation.

      Section 1.13 Combined Net Asset Value. The term " Combined Net Asset Value" shall mean that amount as of the Closing Date, calculated in accordance with U.S. GAAP consistent with the Company's past practices, except as set forth on Schedule 2.5, equal to (i) the sum of all assets of the Company, determined on a combined basis, excluding all nontrade intercompany accounts receivable and all cash and cash equivalents, less
(ii) the sum of all liabilities of the Company, determined on a combined basis, excluding all liabilities relating to Income Taxes to be borne by Seller, or for which Seller is responsible, pursuant to this Agreement, all liabilities relating to nontrade intercompany payables or intercompany loan accounts, all other Indebtedness to be repaid or prepaid at the Closing, and all accrued vacation pay attributable to the period from the Closing Date through December 31, 2000.

      Section 1.14 Company. The term "Company" shall have the meaning specified in the recitals hereof.

      Section 1.15 Confidentiality Agreement. The term "Confidentiality Agreement" shall mean that certain Reciprocal Confidentiality and Non-Disclosure Agreement dated August 12, 1999 between Poly-Flex US and Buyer.

      Section 1.16 Contract. The term "Contract" shall mean any agreement, contract, obligation or undertaking (whether written or oral) that is legally binding.

      Section 1.17 Cookson License Agreement. The term "Cookson License Agreement" shall mean the license agreement regarding the "Cookson" name between Buyer and Parent in the form attached hereto as Exhibit D.

      Section 1.17 Cookson UK Trust. The term "Cookson UK Trust" shall mean the Cookson Group Pension Plan the establishment of which, with effect from 1 March 1946, was confirmed by a Trust Deed dated 2 April 1946.

      Section 1.18 Employee Plan. The term "Employee Plan" shall mean any employee benefit plan, arrangement or agreement, including bonus plans, other incentive compensation, profit sharing, termination, severance, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, retiree medical and retiree life insurance, welfare and other employee benefits plans, arrangements or agreements providing benefits to any present or former employee of Poly-Flex US or any beneficiary or dependent thereof that is or has been maintained, administered or contributed to by Poly-Flex US or the Seller at any time during the thirty-four month period preceding the Closing Date.

      Section 1.19 Encumbrances. The term "Encumbrances" shall mean, with respect to any property, asset or security, any mortgage, pledge, option, lien, security interest, charge, claim or substantial restriction, including any restriction on use, transfer or, in the case of any security, voting.

      Section 1.20 Environmental Laws. The term "Environmental Laws" shall mean, with respect to Poly-Flex US, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("CERCLA"), and with respect to Poly-Flex UK, the Environmental Protection Act 1990, the Water Resources Act 1991, the Water Industry Act 1991, the Environmental Act 1995, the Clean Air Act 1993, and with respect to both, all other federal, state, local and foreign statutes, regulations, directives, rules, ordinances, codes, licenses and permits of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, whether existing or hereafter enacted, promulgated or issued which relate to the protection of human health or the environment from the effects of Hazardous Substances, including, but not limited to, those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, noise levels, ground vibrations, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, but excluding those pertaining to providing safe and healthful working conditions and reducing occupational safety and health hazards, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations, orders, decrees, permits, licenses and deed restrictions now or hereafter promulgated thereunder, and amendments and successors to such statutes and regulations as may be enacted and promulgated from time to time: (i) The Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.) ("CERCLA"); (ii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA");
(iii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (v) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C., and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.); (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (xii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.);
(xiii) the Noise Control Act (42 U.S.C. Section 4901 et seq.); and (xiv) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.).

      Section 1.21 Environmental Release. The term "Environmental Release" shall mean any release, spill, pumping, pouring, emptying, storage, escape, dumping, discarding, burying, abandoning, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

      Section 1.22 Expenses. The term "Expenses" means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding indemnified against hereunder, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel.

      Section 1.23 ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and as the same may be in effect from time to time.

      Section 1.24 GAAP. The term "GAAP" shall mean generally accepted accounting principles consistently applied in the United States, or the United Kingdom as it relates to Poly-Flex UK, except for the effects of not recognizing Income Taxes for Poly-Flex US as applied in the United States.

      Section 1.25 Governmental Authority. The term "Governmental Authority" means any court or tribunal or administrative, governmental or regulatory body, agency or authority, whether domestic or foreign.

      Section 1.26 Governmental Authorization. The term "Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any governmental authority or pursuant to any Law.

      Section 1.27 Hazardous Substance. The term "Hazardous Substance" shall mean substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy including without limiting the generality of the foregoing, (a) any waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as specified, listed, identified, or defined in (i) the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901, et seq., and the rules, regulations and orders promulgated thereunder; (ii) the Comprehensive Environmental Response Compensation and Liability Act of 1980; (iii) the Clean Water Act, 33 U.S.C. 1251, et seq., and the rules, regulations and order promulgated thereunder; (iv) the Clean Air Act 42 U.S.C. 7401 et seq., and the rules, regulations and orders promulgated thereunder; (v) the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., and the rules, regulations, and orders promulgated thereunder; (vi) the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., and the rules, regulations and orders promulgated thereunder; (vii) the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., and the rules, regulations and orders promulgated thereunder; and (viii) any other applicable Laws, and the rules, regulations, and orders promulgated thereunder; (b) asbestos; (c) formaldehyde; (d) polychlorinated biphenyl; (e) radioactive materials; (f) waste oil and other petroleum products; and (g) any other substance which constitutes a nuisance or hazard to the environment or the public health, safety, or welfare.

      Section 1.28 Historical Financial Statements. The term "Historical Financial Statements" shall mean (i) the unaudited balance sheets of Poly-Flex US as at December 31, 1997 and 1998, and the related unaudited statements of income and cash flows for each of the fiscal years then ended and (ii) the unaudited balance sheet of Poly-Flex US as at the Balance Sheet Date, and the related unaudited statements of income and cash flows for the period then ended, prepared by Poly-Flex US; (iii) the audited balance sheets of Poly-Flex UK as at December 31, 1997 and 1998, and the audited profit and loss account of Poly-Flex UK for the financial periods then ended together with all notes and the directors' and auditors' reports annexed thereto, and (iv) the unaudited balance sheet of Poly-Flex UK as at the Balance Sheet Date, and the related unaudited statements of income and cash flows for the period then ended, prepared by Poly-Flex UK.

      Section 1.29 Income Taxes. The term "Income Taxes" shall mean any federal, state, local or foreign income or franchise (or an excise tax based on income) tax, including a tax assessed on a corporation by reference to its income, gains or profits, and shall include, for avoidance of doubt, any withholding tax, United Kingdom Corporation tax and advance corporation tax, and in each instance, any interest, penalties or additions to tax attributable to such tax.

      Section 1.30 Indebtedness. The term "Indebtedness" shall mean with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, including, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (iv) all Indebtedness of any other Person of the type referred to in clauses (i) to
(iii) above directly or indirectly guaranteed by such Person or secured by any assets of such Person.

      Section 1.31 Inland Revenue. The term "Inland Revenue" shall mean the Commissioners of Inland Revenue.

      Section 1.32 Intellectual Property Assets. The term "Intellectual Property Assets" shall mean all foreign or domestic patents, trademarks, logos, trade names, service marks, service names, internet domain names (registered and unregistered), copyrights and applications for all of the foregoing and all computer software programs, databases, inventions, trade secrets and proprietary know-how.

      Section 1.33 Knowledge. The term "Knowledge" shall mean actual awareness of a particular fact or other matter by any of Dennis J. Carvalho, Lawrence A. Girouard, Steve Corbett, Bruce P. Haslehurst, Al Hollenbeck, Neil Kirby, David M. Price, Stephen Schroeder, Dan Ferriera, Kristol Henry and Stephen Tobitt, each a management employee of the Company or a Seller, or when referring to Buyer, Peter J. Murphy or Eric Zanin.

      Section 1.34 Law or Laws. The term "Law or Laws" shall mean all federal, state, local and foreign laws, statutes, rules and regulations, ordinances, codes, permits or licenses including, without limitation, those pertaining to building, zoning, employment, providing safe and healthful working conditions and reducing occupational safety and health hazards.

      Section 1.35 Liability The term "Liability" shall mean any liability, if asserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

      Section 1.36 Losses. The term "Losses" shall mean any and all losses, costs, liabilities, settlement payments, awards, judgments, interest on judgments, fines, penalties, damages, deficiencies or other out-of-pocket charges incurred or suffered (in each case tax adjusted in accordance with Section 11.8(e) as a result of any matter indemnified hereunder).

      Section 1.37 Material Adverse Effect. The term "Material Adverse Effect" shall mean with respect to any Person, any effect that is materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and all Persons included with such Person, including all subsidiaries, and where used with reference to the Company, shall mean Poly-Flex US and Poly-Flex UK taken as a whole.

      Section 1.38 Non-Compete Agreement. The term "Non-Compete Agreement" shall mean the non-compete agreement between Parent and Buyer in the form attached hereto as Exhibit C.

      Section 1.39 Order. The term "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or by any arbitrator.

      Section 1.40 Ordinary Course of Business. The term "Ordinary Course of Business" shall mean with respect to any Person, the Ordinary Course of Business of such Person, consistent with such Person's past practice and custom, including, with respect to any category, quantity or dollar or sterling amount, the amount, terms and frequency of payment, delivery, accrual, expense or other accounting entry.

      Section 1.41 Organizational Documents. The term "Organizational Documents" means the articles or certificate of incorporation, bylaws or other similar organizational or charter documents, including all amendments, of the referenced Person and, in relation to Poly-Flex UK, includes the Memorandum and Articles of Association, the Certificate of Incorporation and each Certificate of Incorporation on Change of Name.

      Section 1.42 Other Taxes. The term "Other Taxes" shall mean any federal, state, local or foreign tax, other than Income Taxes and the duties covered by Section 4.10(d)(4) (Duties) and Section 4.10(d)(8) (Stamp
Duty), (i) assessed on the sale of products or services; (ii) assessed on the use of products; or (iii) constituting a value-added tax.

      Section 1.43 Person. The term "Person" shall mean any individual, corporation, partnership, limited liability company, association, joint venture, trust or unincorporated entity or organization, or a government or any agency, instrumentality or political subdivision thereof.

      Section 1.44 Permitted Encumbrances. The term "Permitted Encumbrances" shall mean (a) any Encumbrance arising in connection with any purchase money security interest or capitalized lease disclosed to Buyer pursuant to this Agreement; (b) any Encumbrance relating to deposits or pledges made in the Ordinary Course of Business of the Company in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, pensions or other social security obligations; (c) any easements, rights of way, restrictions and other similar Encumbrances disclosed to Buyer and not materially interfering with the ordinary conduct of the Business; (d) any Encumbrance for taxes not delinquent or being contested in good faith and for which adequate reserves have been taken in accordance with GAAP; (e) any inchoate materialmen's, mechanics, workmen's, repairmen's or other similar Encumbrance arising in the Ordinary Course of Business of the Company, and other statutory Encumbrances arising in the Ordinary Course of Business of the Company, including Encumbrances arising in connection with bills of lading, warehouse receipts and other documents of title, and if perfected, disclosed to Buyer, and (f) any replacement, extension, modification or renewal of any Encumbrance described in clauses (a) through (e) above.

      Section 1.45 Poly-Flex UK. The term "Poly-Flex UK" shall have the meaning specified in the recitals.

      Section 1.46 Poly-Flex US. The term "Poly-Flex US" shall have the meaning specified in the recitals.

      Section 1.47 Prescribed Benefit. The term "Prescribed Benefit" shall mean any pension, lump sum, gratuity or other like benefit or any retirement, death, redundancy, termination of employment, incapacity, sickness, disability, accident, hospital, medical expenses or survivorship benefit or other like benefit.

      Section 1.48 Real Property. The term "Real Property" shall mean the real estate owned or leased by the Company described in Schedule 4.13, together with all buildings, structures, improvements and fixtures thereon and all rights pertaining thereto.

      Section 1.49 Seller. The term "Seller" shall have the meaning specified in the preamble hereto; provided, however, that in the event Seller transfers to a direct or indirect subsidiary of Parent any shares of Stock prior to the Closing hereunder, the term "Seller" shall be deemed to include, effective upon such transfer, any such transferee of Stock so long as such transferee agrees in writing to be bound by the terms of this Agreement with respect to the Stock so transferred.

      Section 1.50 Seller US Group. The term "Seller US Group" shall mean Cookson International Partnership, a Delaware general partnership, and any direct or indirect subsidiary thereof.

      Section 1.51 Stock. The term "Stock" shall have the meaning specified in the recitals hereto.

      Section 1.52 Subsidiary The term "Subsidiary" shall mean any Person with respect to which the Company, directly or indirectly through another Person, owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect the majority of the board of directors or similar controlling body.

      Section 1.53 Taxes Act. The term "Taxes Act" shall mean the Income and Corporation Taxes Act 1988.

      Section 1.54 Tax Authority. The term "Tax Authority" shall mean the Inland Revenue, H.M. Customs and Excise or other statutory, state, provincial or local governmental authority, body or official (whether within or outside the United Kingdom) and the Internal Revenue Service, and any state or local governmental authority (whether within or outside the United States) involved in the assessment, collection or administration of Income Tax.

      Section 1.55 Tax Returns. The term "Tax Returns" shall mean all returns, declarations, reports and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      Section 1.56 TCGA. The term "TCGA" shall mean the Taxation of Chargeable Gains Act 1992.

      Section 1.57 UK Employees. The term "UK Employees" shall mean those persons employed by Poly-Flex UK as at the date hereof as definitively listed in Schedule 4.19(a).

      Section 1.58 US Employees. The term "US Employees" shall mean those persons employed by Poly-Flex US as at the date hereof as definitively listed in Schedule 4.19(a).

      Section 1.59  VAT. The term "VAT" means value added tax.

      Section 1.60  VATA. The term "VATA" means the Value Added Tax Act
1994.

      Section 1.61 Additional Definitions. The following additional terms are defined herein in the Sections noted opposite each such term:


      Term                                       Section Reference
      ----                                       -----------------

"Accounting Firm"                                     2.5(b)
"Acquired Entity"                                     2.8(f)
"Admitted Liability"                                  11.3(c)
"A/R Reserves"                                        12.10
"Business"                                            Recitals
"Business Premises"                                   4.18(a)
"Business Records"                                    12.7
"Buyer Welfare Plans"                                 12.8(b)
"CERCLA"                                              4.18(a)
"CII"                                                 Preamble
"Claim"                                               11.3(a)
"Claim Notice"                                        11.3(a)
"Claw Back Amount"                                    2.7(a)
"Claw Back Threshold"                                 2.7(a)
"Closing Balance Sheet"                               2.5(a)
"Closing Statements"                                  2.5(a)
"Closing Receivables"                                 12.10
"Combined Net Asset Value Adjustment"                 2.5(c)
"Competing Proposal"                                  6.7
"Contingent Adjustment Dispute Notice"                2.8(b)
"Contingent Purchase Price"                           2.7(a)
"Dispute Statement"                                   11.3(b)
"Earnest Money Deposit"                               2.3
"Earn-Out Threshold"                                  2.7(a)
"EBIT Period Financial Statements"                    2.8(a)
"EBIT Period"                                         2.7(a)
"FTC"                                                 6.3
"401(k) Plan"                                         12.8(a)
"HSR Act"                                             4.6
"ICTA"                                                12.2(b)
"Indemnified Party"                                   11.3(a)
"Indemnifying Party"                                  11.3(a)
"Interest Rate"                                       2.3
"Last Calculation"                                    2.5(a)
"Maximum Amount"                                      11.7(a)
"Mediation"                                           13.14(c)
"Multiemployer Plan"                                  4.20(a)
"Net Asset Value Statement"                           2.5(a)
"neutral"                                             13.14(c)
"Notice of Objection"                                 2.5
"Outside Date"                                        10.1(b)
"Parent"                                              Preamble
"Pre-Closing Short Period"                            12.2(a)
"Post Closing Short Period"                           12.2(a)
"Purchase Price"                                      2.2
"Receipt Date"                                        2.8(b)
"Relevant Periods"                                    12.2(b)
"Seller's Disclosure Schedules"                       Art. IV
"Stern Hourly Plan"                                   11.1(a)
"Stern Plan"                                          11.1(a)
"Stern Plans"                                         11.1(a)
"Stern Savings Plan"                                  11.1(a)
"Tax Matter"                                          12.4
"Third Party Claim"                                   11.4(a)
"Threshold"                                           11.7(b)
"Transfer"                                            2.1
"UK Purchase Price"                                   2.2
"UK Stock"                                            Recitals
"Uncollected Receivables"                             12.10
"US Purchase Price"                                   2.2
"US Stock"                                            Recitals



                                 ARTICLE II
                                 ----------
                        ACQUISITION OF STOCK BY BUYER
                        -----------------------------

      Section 2.1 Sale and Purchase of Stock. On the terms and subject to the conditions of this Agreement, Parent agrees to sell, assign, transfer and deliver or cause to be sold, assigned, transferred or delivered (the "Transfer") to Buyer or Buyer's nominee, and Buyer agrees to purchase, all of the Stock free and clear of all Encumbrances.

      Section 2.2 Purchase Price. Subject to and upon the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties contained herein, and in consideration of the Transfer to the Buyer or Buyer's nominee of: (a) the US Stock and other undertakings set forth in this Agreement, Buyer shall pay to CII or its nominee $15,050,000 (the "US Purchase Price") and (b) the UK Stock and other undertakings set forth in this Agreement, Buyer shall pay to Parent or its nominee $4,100,000 (the "UK Purchase Price", and together with the US Purchase Price, the "Purchase Price") on the Closing Date, subject to certain credits as provided for in Section 2.3 and subject to adjustment as provided for in Sections 2.5 and 11.9(d).

      Section 2.3 Earnest Money Deposit. On the date of this Agreement, Buyer shall pay to Seller a deposit in the amount of Two Million Dollars ($2,000,000) (the "Earnest Money Deposit"). Buyer shall pay the Earnest Money Deposit in immediately available funds by bank wire transfer to an account designated by Seller. If Closing occurs, the Purchase Price shall be credited by the amount of the Earnest Money Deposit, together with interest thereon calculated at a simple interest rate of five percent (5%) per annum (based on a 360-day year) (the "Interest Rate"), and the balance of the Purchase Price shall be paid at the Closing in accordance with
Section 2.4. If the Closing does not occur on or before the Outside Date, the Earnest Money Deposit, together with interest thereon calculated at the Interest Rate, will be immediately refunded to Buyer, unless: (i) Closing does not occur because of Buyer's failure or refusal to close in breach of this Agreement, so long as Buyer's failure or refusal to close was not caused by the acts or conduct of Seller or by Seller's breach of this Agreement or Seller's failure or refusal to satisfy any conditions precedent to Buyer's obligations set forth in Sections 8.1, 8.2, 8.3, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13 or 8.14, or (ii) any conditions precedent to Seller's obligations to close provided in Sections 9.1, 9.2, 9.3, 9.7, 9.8, 9.9, 9.10 and 9.11 are unmet at the time set for the Closing, and in the case of clause (ii) above, Buyer is unable or unwilling to cure any breach within fifteen (15) days, in any which case Seller shall retain the Earnest Money Deposit plus interest thereon as liquidated damages and not as a penalty.

      Section 2.4 Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price (less the Earnest Money Deposit and interest thereon) to Seller, by wire transfer of immediately available funds in United States dollars to an account or accounts designated by Seller. Any adjustment to the Purchase Price pursuant to the Combined Net Asset Value Adjustment shall be payable by Buyer or Seller, as the case may be, in accordance with Section 2.5. At the Closing, Seller will, or will cause the Company to, pay in full by wire transfer all Indebtedness of the Company which is listed on Schedule 2.4 and outstanding immediately prior to the Closing.

      Section 2.5 Dispute Resolution; Purchase Price Adjustment: (a) As soon as practical after the Closing Date, but in no event more than 60 days thereafter, Buyer shall prepare, at its sole cost and expense, and deliver to Seller a final combined audited closing balance sheet of the Company as of the opening of business on the Closing Date ("Closing Balance Sheet"). The Closing Balance Sheet shall be accompanied by a schedule reflecting Buyer's calculation of Combined Net Asset Value as of the opening of business on the Closing Date (the "Net Asset Value Statement" and together with the Closing Balance Sheet, the "Closing Statements"). The Closing Statements will be prepared and determined in accordance with U.S. GAAP except for the Company's past practices as set forth on Schedule 2.5. For a period of 60 days thereafter, Seller shall be entitled to submit to Buyer a notice of objection to the Closing Statements ("Notice of Objection"), which notice shall set forth an alternative Combined Net Asset Value calculation and explain in reasonable detail the basis for the objection to Buyer's computation. If Seller does not submit to Buyer a Notice of Objection within said 60-day period, the Closing Statements, including the computation of Combined Net Asset Value as set forth by Buyer, shall be deemed final and binding on the parties hereto, and not subject to collateral attack for any reason.

      (b) In the event that Seller submits a Notice of Objection within the 60 day period contemplated in paragraph (a) above, the following resolution procedures shall be followed:

            (i) Buyer and Seller and their respective representatives shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Objection;

            (ii) Buyer and Seller and their respective representatives shall each have access to the working papers, trial balances and similar materials of the other party and its representatives prepared in connection with such other party's preparation of the Closing Statements and the Notice of Objection, as the case may be; and

            (iii) if Buyer and Seller are not able to resolve in writing any differences they may have with respect to any matter specified in the Notice of Objection within 30 days of its delivery to Seller, Buyer and Seller shall submit to Arthur Andersen, LLP (the "Accounting Firm"), for review and resolution, any and all matters which remain in dispute and which were included in the Notice of Objection, which submission shall include (x) a statement by each of Buyer and Seller as to the matters in dispute and such party's calculation of Combined Net Asset Value based on its interpretation of such disputed matters (the "Last Calculation") and (y) such other documents and information as the Accounting Firm may request. Each party may also furnish to the Accounting Firm such other information and documents as it deems relevant with appropriate copies or notification being given to the other parties. The Accounting Firm may conduct a conference concerning the disagreement between Seller and the Buyer, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, counsel or accountants. The Accounting Firm shall, within 30 days of such submission, reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (A) in writing setting forth the Accounting Firm's calculation of Combined Net Asset Value (which calculation may conclusively rely on the accuracy of matters not in dispute and the Accounting Firm's determination regarding matters in dispute), (B) furnished to Buyer and Seller, within 30 days after the items in dispute have been referred to the Accounting Firm, (C) made in accordance with this Agreement and (D) conclusive and binding upon the parties to this Agreement and not subject to collateral attack for any reason. Nothing herein will be construed to authorize or permit the Accounting Firm to determine (i) any question or matter whatsoever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in one or more disputed items reflected on the Closing Statements delivered by Buyer in order for the Closing Statements to be determined in accordance with the provisions of this Agreement or (ii) any adjustment to Combined Net Asset Value which results in Combined Net Asset Value falling outside of the range for Combined Net Asset Value as determined by either Seller and Buyer pursuant to the Last Calculation.

      (c) Upon final determination of Combined Net Asset Value by written agreement of Buyer and Seller or by the Accounting Firm pursuant to the preceding paragraph (b), Buyer and Seller shall redetermine the amount that is either added to or subtracted from the Purchase Price (such amount that is either added to or subtracted from the Purchase Price herein referred to as the "Combined Net Asset Value Adjustment") as follows: (i) the Purchase Price shall be reduced and Seller shall pay to Buyer that amount, if any, by which the Combined Net Asset Value as of the date of the Closing is less than Nineteen Million Dollars ($19,000,000), plus interest from the date of the Closing through the date of payment of such difference calculated at the Interest Rate; or (ii) the Purchase Price shall be increased and Buyer shall pay to Seller that amount, if any, by which the Combined Net Asset Value as of the date of the Closing is more than Twenty Million Dollars ($20,000,000), plus interest from the date of the Closing through the date of payment of such difference, calculated at the Interest Rate. Any such payment from Buyer or Seller, as the case may be, shall be made to the applicable party within 5 days of such final determination by wire transfer of immediately available funds in United States dollars to the party receiving the money.

      (d)  In connection with the dispute resolution provided for in this
Section 2.5, the parties hereto shall pay their own fees and expenses; provided that the fees and expenses of the Accounting Firm shall be borne solely by the party whose calculation of Combined Net Asset Value as set forth in its Last Calculation differs in the aggregate by the greatest number of dollars from the calculation of Combined Net Asset Value by the Accounting Firm. No party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer (other than the Last Calculation) made by any party.

      Section 2.6 Physical Inventory. On the Closing Date, Buyer shall conduct, and Buyer's independent accountants shall observe, a physical inventory count at the Company's facilities for the purpose of calculating the Combined Net Asset Value Amount, at which inventory count Seller and Seller's independent accountants also shall be entitled to observe.

      Section 2.7  Contingent Purchase Price Adjustment.

      (a) Buyer agrees that as additional consideration for the purchase of the Stock, in addition to the payment of the Purchase Price, if the Combined EBIT of the Company for the period commencing on the Closing Date and ending December 31, 2000 ("EBIT Period") equals or exceeds $2.5 million Dollars (the "Earn-Out Threshold"), as conclusively determined in accordance with Section 2.8 hereof, Buyer will pay to Seller, on or before June 30, 2001 (or such later date as all disputes regarding Combined EBIT shall have been resolved in accordance with Section 2.8 hereof), an amount equal to the product of $.50 times the amount by which Combined EBIT exceeds the Earn-Out Threshold (the "Contingent Purchase Price"). Seller agrees that as additional inducement for the purchase of the Stock by Buyer, in the event the Combined EBIT of the Company for the EBIT Period is less than $2 million (the "Claw Back Threshold"), as conclusively determined in accordance with Section 2.8 hereof, Seller will pay to Buyer, on or before June 30, 2001 (or such later date as all disputes regarding Combined EBIT shall have been resolved in accordance with Section 2.8 hereof), an amount equal to the difference between the Claw Back Threshold and Combined EBIT up to a maximum amount of $1.25 million Dollars (the "Claw Back Amount").

      (b) Any Contingent Purchase Price payable by Buyer to Seller pursuant to this Section 2.7 shall be paid by wire transfer, in United States dollars, of immediately available funds to an account or accounts designated in writing by Seller. Any Claw Back Amount payable by Seller to Buyer pursuant to this Section 2.7 shall be paid by wire transfer, in United States dollars, of immediately available funds to an account or accounts designated in writing by Buyer.

      (c) As used in Sections 2.7 through 2.9, inclusive, the term "Company" shall be deemed to include the business of the Company, as well as any business or businesses conducted by Buyer, or by any Subsidiary of Buyer, which represent a succession to and a continuation of the business currently conducted by the Company.

      (d) Buyer and Seller agree that any Contingent Purchase Price or Claw Back Amount, as the case may be, payable under this Section 2.7 shall be allocated 78.329% to the US Purchase Price and 21.671% to the UK Purchase Price (i.e., the same allocation used for allocating the Purchase Price under Section 2.2 hereof).

      Section 2.8  Determination of Combined EBIT.

      (a) Buyer agrees that it will deliver to Seller on or before January 31, 2001, combined financial statements of the Company, for the EBIT Period, together with statements setting forth the calculation of Combined EBIT for the EBIT Period, prepared and determined in accordance with U.S. GAAP (the "EBIT Period Financial Statements"). In addition, Buyer agrees that from the Closing Date to the end of the EBIT Period, Buyer will deliver to Seller on or before the 30th day of each month, a copy of its customary monthly financial reports for the preceding month (including any income statement and balance sheet included therein).

      (b) Within sixty (60) days of Seller's receipt of the EBIT Period Financial Statements (the "Receipt Date"), Seller shall cause Seller's independent accountants to conduct, if desired by Seller, an audit of the EBIT Period Financial Statements, and shall provide written notice to Buyer of any dispute which Seller may have over items included in the EBIT Period Financial Statements or in the calculation of Combined EBIT as derived from the EBIT Period Financial Statements ("Contingent Adjustment Dispute Notice"). If Seller disputes any of the items included in the EBIT Period Financial Statements or the calculation of Combined EBIT, Seller shall provide Buyer with a copy of the Seller's audit report (to the extent conducted) and shall set forth in reasonable detail the basis for such dispute. In addition, Seller shall provide Buyer and Buyer's independent accountants with reasonable access to and, at Buyer's expense, copies of, the audit papers, work papers and other documents of the Seller and its independent accountants, if any, to enable Buyer to review and evaluate the basis for Seller's Contingent Adjustment Dispute Notice. Buyer and its independent accountants will provide Seller and Seller's independent accountants with reasonable access to the necessary books, records and work papers of the Company to enable Seller to review and evaluate the basis for Buyer's calculation of Combined EBIT, and Seller and its independent accountants shall have the right, at Seller's expense, to make copies of all the books, records and work papers of the Company and its independent accountants. During the sixty (60) day period following the Buyer's receipt of the Contingent Adjustment Dispute Notice, the Buyer may, if it desires, have its independent accountants conduct an audit of the EBIT Period Financial Statements. During such 60-day period, the parties shall attempt in good faith to settle any dispute through negotiation, and shall instruct their respective independent accountants to seek to resolve the points of disagreement and agree upon Combined EBIT.

      (c) If Seller does not dispute any of the items included in the EBIT Period Financial Statements or Buyer's calculation of Combined EBIT within sixty (60) days of the Receipt Date, or if the Buyer and Seller reach agreement upon the items initially in dispute (with such further adjustments as to which they may agree) within sixty (60) days following Buyer's receipt of the Contingent Adjustment Dispute Notice, the Combined EBIT so accepted or agreed upon shall be final, conclusive and binding on the parties hereto and not subject to collateral attack.

      (d) If Seller does not accept Buyer's calculation of Combined EBIT and Buyer and Seller do not agree upon the items in dispute pursuant to the procedures set forth above, then upon the completion of an audit of the EBIT Period Financial Statements by the Buyer (to the extent conducted), but in no event later than sixty (60) days following Buyer's receipt of the Contingent Adjustment Dispute Notice, Buyer and Seller shall promptly refer the items in dispute to the Accounting Firm (or another mutually agreed upon firm of nationally recognized independent public accountants which has not performed any material services since the Closing Date for either the Buyer or Seller or their respective Affiliates) to act as an arbitrator to resolve all matters in dispute and determine the calculation of Combined EBIT. The Accounting Firm shall, within forty-five (45) days after such submission, determine and report to Buyer and Seller upon any disputed items. Each of the parties shall furnish, at its own expense, the Accounting Firm and the other parties with (i) a statement as to the matters in dispute and such party's calculation of Combined EBIT based on its interpretation of such disputed matters and (ii) such other documents and information as the Accounting Firm may request. Each party may also furnish to the Accounting Firm such other information and documents as it deems relevant with appropriate copies or notification being given to the other parties. The Accounting Firm may conduct a conference concerning the disagreement between the Seller and the Buyer, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, counsel or accountants. The Accounting Firm shall promptly render their decision on the matters in dispute in writing, which decision will include the Accounting Firm's own statement as to Combined EBIT based on the matters not in dispute and the Accounting Firm's determination regarding matters in dispute. All determinations made by the Accounting Firm shall be final, conclusive and binding with respect to the calculation of Combined EBIT and shall not be subject to collateral attack. Fees and expenses of the Accounting Firm shall be borne by the party whose calculation of Combined EBIT as set forth in its initial submission to the Accounting Firm differs by the greatest number of dollars from the calculation of Combined EBIT by the Accounting Firm.

      (e) Buyer and the Seller agree that Combined EBIT will be calculated in accordance with U.S. GAAP.

      (f) In the event that any time prior to December 31, 2000, the Company desires to consummate the direct or indirect acquisition, in one transaction or a series of related transactions, of any equity interests of a Person (through purchase, exchange, merger, consolidation or otherwise) or of all, substantially, all or any material portion of the assets of a Person other than in the ordinary course of business (an "Acquired Entity"), Buyer agrees that it will, and will cause the Company to, maintain at all times the Acquired Entity as a separate Subsidiary, and will cause the financial statements of the Company for each period ending on or before December 31, 2000 to be prepared on a consolidating basis separately accounting for the Company on the one hand, and the Acquired Entity on the other.

      (g) Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of the Company at any time during the EBIT Period, Combined EBIT of the Company shall be conclusively deemed to be $2,400,000 as of the effective date of such Change of Control, and the Seller shall not be entitled to receive any Contingent Purchase Price from Buyer, nor shall Buyer be entitled to receive any Claw Back Amount from Seller.

      Section 2.9 Protective Provisions. From and after the Closing Date and until January 1, 2001, Buyer shall:

      (a) not, and cause each Affiliate of Buyer not to, compete anywhere in the world with any business conducted by the Company on the date hereof, or with any other businesses to which the business of the Company may reasonably extend, except through the Company;

      (b) cause all transactions between Buyer and each Affiliate of Buyer, on the one hand, and the Company, on the other hand, to be conducted on an arm's length basis on terms and conditions at least as favorable to the Company as the Company could obtain from Persons who were not Buyer or Affiliates of Buyer;

      (c) cause the Company to operate the business of the Company substantially in the manner as the business of the Company is operated on the date hereof, and to maintain in good repair and condition its assets in substantially the same manner as conducted by the Company on the date hereof;

      (d) cause the Company to not enter into the ownership, active management or operation of any business other than the business of the Company on the date of this Agreement;

      (e) cause the Company to maintain separate accounting books and records which are the basis for the calculation of Combined EBIT for the EBIT Period;

      (f) for purposes of the calculation of Combined EBIT herein, not cause, suffer or permit the Company to make any substantial change in its accounting principles and practices; and

      (g) cause the Company to conduct its operations in the Ordinary Course of Business.


                                 ARTICLE III

                                   CLOSING
                                   -------

      Section 3.1 Closing. The Closing shall take place at the offices of Edwards & Angell, LLP, 2800 BankBoston Plaza, Providence, Rhode Island on the Closing Date or at such other place as the parties hereto, acting through their respective counsel, shall agree upon. The Closing of the transactions contemplated hereby shall be effective as of 12:01 a.m. Providence, Rhode Island time on the Closing Date.

      Section 3.2  Closing Deliveries.

      To effect the transfer of the Stock referred to in Article II hereof, Seller will, on the Closing Date, deliver to Buyer (i) all original certificates evidencing the Stock, duly endorsed in blank or accompanied by appropriate stock powers duly executed in blank in respect of the US Stock, together with duly executed transfers in respect of the UK Stock; (ii) the various certificates, instruments and other documents referred to in
Article VIII below; and (iii) the deeds and documents of title to the Real Property owned by Poly-Flex UK, if any, and (b) Buyer will deliver to Seller (i) the Purchase Price, in the manner described in Section 2.4 above, and (ii) the various certificates, instruments and other documents referred to in Article IX below. All matters at the Closing shall be considered to have taken place simultaneously, and no delivery of any document shall be deemed to have been completed until all transactions and delivery of documents have been completed.

      Section 3.3 Non-Compete Agreement. At the Closing, Parent will enter into a Non-Compete Agreement with Buyer in the form of Exhibit C hereto.

      Section 3.4 Cookson License Agreement. At the Closing, Parent will enter into the Cookson License Agreement with Buyer in the form of Exhibit D hereto that will allow Buyer to use the "Cookson" trademark for the period and uses specified in the Cookson License Agreement, in consideration of the payment to Parent by Buyer of $500,000 in cash payable at Closing by wire transfer of immediately available funds to an account or accounts designated by Parent.

                                 ARTICLE IV
                                 ----------
                  REPRESENTATIONS AND WARRANTIES OF SELLER
                  ----------------------------------------

      On or prior to the date hereof, the Seller has delivered to Buyer schedules (the "Seller's Disclosure Schedules") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI. The mere inclusion of an item in the Seller's Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected or likely to result in a Material Adverse Effect on the Company. Subject to Section 13.11, Seller may include in Seller's Disclosure Schedules items of disclosure which expressly refer to a particular representation or warranty, whether or not the corresponding representation or warranty in this Agreement makes reference to the existence of that particular Schedule.

      Subject to the foregoing, in order to induce the Buyer to enter into this Agreement and to purchase the Stock, the Seller hereby represents and warrants to Buyer that the statements contained in Article IV are correct as of the date hereof, except as set forth in the Seller's Disclosure Schedules. Nothing in the Seller's Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and in reasonable detail:

      Section 4.l Corporate Existence and Qualification. (a) Poly-Flex US is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Rhode Island, and has full corporate power and authority to own, lease and operate the properties and assets owned, leased or operated by it and to carry out its business as presently conducted. Poly-Flex US is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction identified on Schedule 4.1, and is qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned, leased or used by it or the nature of the activities conducted by it requires such qualification, other than any jurisdiction in which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b) Poly-Flex UK is a company incorporated, registered and validly existing under the laws of England and Wales, and has full corporate power and authority to own, lease and operate the properties and assets owned, leased or operated by it and to carry out its business as presently conducted. Poly-Flex UK is qualified to do business as a foreign corporation under the laws of each jurisdiction identified on Schedule 4.1, and is qualified to do business as a foreign corporation under the laws of each other jurisdiction in which either the ownership or use of the properties owned, leased or used by it or the nature of the activities conducted by it requires such qualification, other than any jurisdiction in which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

      (c) The Company is not in default under or in violation of any provisions of its articles of incorporation or by-laws.

      Section 4.2 Capitalization and Ownership of the Company. (a) All of the Stock is owned beneficially and of record by the Seller as described on
Schedule 4.2, free and clear of all Encumbrances. Upon payment of the entire Purchase Price to Seller and the delivery of the certificates for the Stock to Buyer pursuant to this Agreement, Buyer will have acquired all of the right, title and interest of Seller in and to the Stock, free and clear of all Encumbrances. All of the shares of Stock were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder.

      (b) The authorized capital stock of the Poly-Flex US consists of (i) 8,000 shares of common stock, $.01 par value per share, of which 1,000 shares are, as of the date hereof, and will be, as of the Closing Date, issued and outstanding. There are no outstanding options, warrants or other rights to subscribe for or purchase from Poly-Flex US, or any securities convertible into or exchangeable for, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock of Poly-Flex US or (ii) any securities convertible into or exchangeable for any capital stock of Poly-Flex US.

      (c) The authorized share capital of the Poly-Flex UK consists of (i) 500,000 Ordinary shares of [Pound]1 each, of which 355,555 shares are, as of the date hereof, and will be, as of the Closing Date, issued and fully paid. There are no outstanding options, warrants or other rights to subscribe for or purchase from Poly-Flex UK, or any securities convertible into or exchangeable for, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock of Poly-Flex UK or (ii) any securities convertible into or exchangeable for any capital stock of the Poly-Flex UK.

      (d) There are no outstanding contractual obligations or understandings of the Company to repurchase, redeem or otherwise acquire any of the Stock.

      (e) There are no rights, agreements, restrictions or encumbrances (such as preemptive rights, rights of first refusal, rights of first offer, proxy, voting agreements, voting trusts, registration rights agreements or shareholders agreements) with respect to the purchase, sale or voting of any shares of Stock.

      Section 4.3 Subsidiaries. The Company does not have any subsidiaries. Except as set forth on Schedule 4.3 hereto, the Company does not own securities or have any ownership of or other property interest in any Person (whether as legal or beneficial owner) or have rights, contingent or otherwise, to acquire any securities or any ownership of or property interest in any other Person.

      Section 4.4 Authorization. The Seller has full corporate power and authority and all approvals required by applicable Laws to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized by all requisite corporate and shareholder actions on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as the enforcement thereof may be limited by laws affecting the rights of creditors generally or general principles of equity.

      Section 4.5 No Breach or Violation. (a) The execution and delivery of this Agreement by the Seller, compliance with and fulfillment of the terms hereof by the Seller, the sale and delivery of the Stock to Buyer by the Seller, and the consummation by the Seller of the other transactions contemplated hereby, do not and will not, with notice or passage of time or both, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the assets, properties or rights of the Seller pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, the Organizational Documents of Seller or any Law, Order, or, except as set forth on Schedule 4.5, any material Contract to which the Seller is subject or by which the Seller is or any of its properties or assets are bound.

      (b) The execution and delivery of this Agreement by the Seller, its compliance with and fulfillment of the terms hereof, the sale and delivery of the Stock to Buyer by the Seller, and the consummation of the other transactions contemplated hereby by the Seller, do not and will not, with notice or passage of time or both, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under,
(iii) result in the creation or imposition of any Encumbrance upon the capital stock or assets, properties or rights of the Company pursuant to,
(iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, the Organizational Documents of the Company or any Law, Order, or, except as set forth on Schedule 4.5, any material Contract to which the Company is subject or by which the Company is or any of its properties or assets are bound.

      Section 4.6 Governmental Consents and Approvals. Except as set forth on Schedule 4.6, no consent, approval, exemption, audit, waiver, order or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental authority (foreign or domestic), is required on the part of the Seller or the Company in connection with the execution, delivery and performance of this Agreement by the Seller or the sale or delivery to Buyer of the Stock, or the other transactions contemplated by this Agreement, other than pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

      Section 4.7 Organizational Documents and Minute Books. Complete and correct copies of the Organizational Documents of the Company have been previously delivered to Buyer and no changes in such documents will be made on or before the Closing Date. The minute books of the Company which shall be delivered to the Buyer at the Closing contain records of all meetings and consents in lieu of meetings of the Board (and its committees) and of the stockholders of the Company since incorporation. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the Board (or its committees) or of the stockholders of the Company.

      Section 4.8 Financial Statements. (a) True and complete copies of the Historical Financial Statements have previously been delivered to Buyer and are attached hereto as Schedule 4.8. Except as disclosed on Schedule 4.8(a), the Historical Financial Statements have been prepared in accordance with U.S. GAAP or UK GAAP, as the case may be, consistently applied throughout the periods covered, present fairly in all material respects the financial condition of Poly-Flex US and Poly-Flex UK, as applicable, and the results of their respective operations and cash flows for the periods indicated, and are consistent with the books and records of the Company, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and the absence of notes (which, if presented, would not differ materially from those included in the annual financial statements). With respect to the Company's 1997 and 1998 annual financial statements, the Company booked certain reserves and accruals which are disclosed and identified on Schedule 4.8(a), certain of which reserves and accruals have been or will be revised, released or otherwise redetermined so as to affect the Historical Financial Statements (including the 1999 interim financial statements) and Closing Balance Sheet.

      (b) The Company's Other Taxes for periods ending on or before the Closing Date are accrued or reserved for in all material respects on the Historical Financial Statements or Closing Balance Sheet, as the case may be. For purposes of this Section 4.8(b), the phrase "in all material respects" shall mean an amount not to exceed $25,000 individually or in the aggregate.

      (c) Poly-Flex UK has not received notification of the levy of any fine or penalty for non-compliance by Poly-Flex UK or any director of Poly-Flex UK in connection with the filing of returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of Poly-Flex UK to the Registrar of Companies.

      Section 4.9 Absence of Certain Developments. Other than entering into this Agreement, except as set forth on Schedule 4.9 or in the Ordinary Course of Business of the Company, since the Balance Sheet Date, the Company has not:

      (a) issued or sold any capital stock or other equity securities or any rights, options or warrants with respect thereto, or purchased or redeemed or otherwise acquired any shares of its capital stock, or declared, set aside or paid any dividend or other distribution in respect of its shares of capital stock (other than distributions which reduce the amount of an intercompany loan balance due from the Company to Seller);

      (b) made any commitments for capital expenditures, additions or improvements, except those which do not exceed $25,000 individually or $50,000 in the aggregate;

      (c) made any material change in accounting procedures or practices;

      (d) sold, leased, subleased, assigned or transferred any of its tangible or intangible properties or assets, or canceled, waived or compromised any material debts or claims, other than in the Ordinary Course of Business for consideration which the Company believes in good faith to be fair;

      (e) mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected them to any Encumbrance, except Permitted Encumbrances;

      (f) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, or acquisitions);

      (g) issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any Indebtedness or capitalized lease obligation;

      (h) granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets;

      (i) authorized, made or permitted to be made any change in its corporate charter or by-laws;

      (j) experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

      (k) incurred any material written legal obligation to do any of the foregoing;

      (l) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business;

      (m) neither the Company nor, to the Knowledge of the Company, any other party thereto has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound, the acceleration, termination, modification or cancellation of which would reasonably be expected to have a Material Adverse Effect upon the Company; or

      (n) made or pledged to make any material charitable contribution outside the Ordinary Course of Business.

      Section 4.10  Company Income Taxes and Tax Returns.

      (a) Poly-Flex US Income Taxes and Tax Returns. The Seller US Group (and any other Affiliated Group of which Poly-Flex US has been a member) has filed on a timely basis on or before the date hereof, all Tax Returns that it was required to file for each taxable period during which Poly-Flex US was a member of the Seller US Group (or such other Affiliated Group, as the case may be), and has paid all Income Taxes shown thereon as owing.

      (b) Poly-Flex UK Income Taxes and Tax Returns. Except as disclosed on
Schedule 4.10, all Tax Returns required to be made, submitted or given to any Tax Authority by Poly-Flex UK on or before the date hereof have been properly and duly prepared and punctually made, submitted or given and are up-to-date and correct, and all Income Tax shown as due on such Tax Returns has been paid.

      (c) Additional Company Tax Matters.

      (1) Except as set forth in Schedule 4.10, (i) Company does not expect any Governmental Authority to assess any additional Income Taxes for any period for which Tax Returns have been filed, nor has Company or Seller received notice (written or oral) of any assessment or intent to make any assessment by any Governmental Authority regarding Income Taxes for any such period for which such Tax Returns have been filed; (ii) there are no pending requests for rulings from any Governmental Authority with respect to Income Taxes of the Company; (iii) neither Company or Seller has received written notice of a claim made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction; (iv) there is no dispute or claim concerning any Income Tax liability of Company claimed or raised by any Governmental Authority during any presently pending audit or proceeding; and (v) no waiver or extension of any statute of limitations has been given or requested with respect to Company in connection with any Tax Returns of Company.

      (2) Except as set forth in Schedule 4.10, Company is not a party to or bound by any agreement providing for the allocation, sharing or indemnification of Income Taxes, and there are no powers of attorney currently in force with respect to any matter related to Income Taxes of Company.

      (3) Except as set forth in Schedule 4.10, Poly-Flex US does not have any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) for the Taxes of any Person, other than the Income Tax liability of a Person who is currently a member of the Affiliated Group of which Company is currently a member.

      (4) Except as set forth in Schedule 4.10, the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

      (5) Poly-Flex US is not currently, and has not been within the last 5 years, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

      (6) Except as set forth in Schedule 4.10, neither Poly-Flex US nor any other Person on behalf of Poly-Flex US: (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(g)(4) of the Code) owned by Poly-Flex US;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Income Taxes with any Governmental Authority; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Poly-Flex US. The IRS has not made any written proposal to Poly-Flex US regarding any such adjustment or change in accounting method, and Poly-Flex US does not have any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Poly-Flex US.

      (7) Except as set forth in Schedule 4.10, none of the assets of Poly-Flex US is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (ii) "tax exempt use property" within the meaning of Section 168(h)(i) of the Code.

(d)   Additional Tax matters relating to Poly-Flex UK

(1)   General

      Poly-Flex UK is not and does not expect to be involved in a dispute in relation to Income Tax or duty (including in each case penalties or interest) or regarding the availability of any relief from Income Tax or duty to Poly-Flex UK. No Tax Authority has investigated or indicated that it intends to investigate Poly-Flex UK's Tax affairs.

(2)   Chargeable Gains

      Neither the execution nor the performance of, nor any action taken in pursuance of, this Agreement, nor the satisfaction of any condition to which this Agreement is subject, nor any other event, transaction, act or omission since the Balance Sheet Date will result in any asset of Poly-Flex UK being deemed to have been disposed of and reacquired under Section 179 of the TCGA.

(3)   Value added tax

      (i)     Poly-Flex UK:

              (A) has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA;

              (B) has compiled in all respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and

      (ii) Poly-Flex UK is not under a duty to make payments on account of VAT pursuant to any order made under Section 28 of the VATA.

      (iii) Poly-Flex UK is not and has not during the period of ownership by Cookson been a member of a group of companies for the purpose of Section 43 of the VATA (groups of companies).

      (iv) Poly-Flex UK makes no supplies which are exempt from VAT under Section 31 VATA.

      (v) The Disclosure Letter contains details of each material claim for bad debt relief made under Section 36 of the VATA (bad debts) made by Poly-Flex UK during the period of its ownership by the Seller.

      (vi) Poly-Flex UK is not and has not in the three years prior to the Closing Date been a party to any transaction or arrangements in respect of which a direction has been or so far as the vendor is aware could be made under paragraphs 1 or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA.

      (vii) Poly-Flex UK is not and has not during its period of ownership by the Seller agreed to become an agent, manager or factor for the purposes of Section 47 of the VATA ) (agents, etc.) of a person not resident in the United Kingdom.

      (viii) Poly-Flex UK has not during its period of ownership by the Seller been a party to any transactions in respect of which a direction under the provisions of Schedule 9A to the VATA has been or may so far as the vendor is aware be made.

(4)   Duties

      All value added tax payable by the Closing Date on the import of goods and all customs duties and duties of excise payable by the Closing Date to a Tax Authority in respect of any asset (including, without limitation trading stock) imported or owned by Poly-Flex UK have been paid.

(5)   Close company

      Poly-Flex UK has not during the period of its ownership by the Seller been a close company for the purposes of the Taxes Act.

(6)   Surplus ACT

      Poly-Flex UK does not have and has not had at any time since immediately before 6 April 1999 any unrelieved surplus advance corporation tax within the meaning given to that term by section 32 of the Finance Act 1998.

(7)   Demergers

      Poly-Flex UK is not a company concerned in any exempt distribution made during its period of ownership by the Seller for the purposes of
      Section 214 of the Taxes Act (chargeable payments connected with exempt distributions).

(8)   Stamp duty

      All documents executed during the period Poly-Flex UK has been owned by the Seller by virtue of which Poly-Flex UK has any right or in the enforcement of which Poly-Flex UK is interested have been duly stamped.

(9)   Miscellaneous

      (i) Poly-Flex UK has not sold or assigned or granted an interest by license in or any patent rights, copyrights, design rights or works of art in circumstances such that it will be chargeable to Income Tax in respect of that sale, assignment or grant for any accounting period ending after Completion.

      (ii) Poly-Flex UK has not entered into any transaction to which the provisions of Sections 34 to 37 or 779 to 782 of the Taxes Act apply or could apply.

      (iii) Poly-Flex UK is not and has not been a party to any transaction as a result or in consequence of which Poly-Flex UK has been or could be treated as deriving income which is taxable under Section 776 of the Taxes Act.

      (iv)    Poly-Flex UK has not entered into any transactions to which
              Section 786 of the Taxes Act may apply.

      (v) Poly-Flex UK has not made a claim under Section 584 or 585 of the Taxes Act.

      (vi) Poly-Flex UK has not received and is not entitled to receive any interest or dividends on which double taxation relief has fallen or may fall to be restricted in accordance with the provisions of section 798 of the Taxes Act.

      NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.10 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH REGARD TO INCOME TAXES AND TAX RETURNS.

      Section 4.11 Contracts. Attached hereto as Schedule 4.11 is a list of all of the following Contracts:

            (a) all outstanding purchase orders or agreements for the purchase of materials, products, supplies, goods, services, equipment or other assets which involve aggregate annual payments by the Company of more than $100,000;

            (b) all sales, distribution or other similar Contracts providing for the sale by the Company of materials, products, supplies, goods, services, equipment or other assets that provide for annual payments to the Company of more than $100,000;

            (c) all licenses or franchises granted to or by the Company, other than licenses included in "off the shelf" software packages;

            (d) all Contracts of employment with any officer, director, or employee of the Company which are not terminable at will by the Company;

            (e) all Contracts with the Company providing for stock options or stock purchases, bonuses, deferred or incentive compensation, profit sharing, retirement or severance payments, stay or change of control bonuses or similar incentives for any officer, director or employee of the Company;

            (f) all Contracts with the Company relating to the rental or use of real property, equipment, vehicles, other personal property or fixtures which are not capital leases, except for Contracts individually involving payment of annual rentals or sums less than $50,000;

            (g) all Contracts with the Company constituting capital leases of machinery, equipment, fixtures or other personal property, except for Contracts individually involving annual payments by the Company of sums less than $25,000;

            (h) all Contracts with the Company for capital expenditures or the acquisition of fixed assets involving expenditures in excess of $25,000;

            (i) all Contracts relating to, or evidence of, Indebtedness (whether secured or unsecured) of the Company, and all mortgages, pledges, conditional sales contracts, chattel and purchase-money mortgages and other security arrangements securing such Indebtedness or with respect to any real estate, improvements, equipment, other personal property or fixtures, used or owned by the Company;

            (j) all Contracts with the Company granting to others the right to manufacture, distribute or sell products for the Company, including manufacturer's representatives and sales representatives agreements, dealer agreements, distributorship agreements, agency agreements, marketing agreements, and agreements with brokers;

            (k) all Contracts with the Company relating to joint ventures;

            (l) all Contracts concerning the purchase or sale of capital stock of the Company or any other securities of the Company;

            (m) all Contracts with the Company containing covenants that limit in any material respect the Company's freedom to compete in any line of business or with any Person in any geographical area, or that limit the Company's right to sell or purchase from any Person, in each case with respect to the Business (other than sales or distribution agreements providing for exclusive arrangements in the Ordinary Course of Business);

            (n) all Contracts with the Company involving secrecy or confidentiality obligations to which the Company or its employees or agents are subject with respect to the Business (other than supplier and customer confidentiality covenants entered into in the Ordinary Course of Business); and

            (o) all Contracts with the Company for the purchase or sale of materials, supplies, equipment, merchandise or services that contain a price escalation clause or other provision resetting price based upon an index or event beyond the control of the Company (other than cost of living escalation clauses included in the Ordinary Course of Business) or that obligate the Company to purchase all or substantially all of its requirements or all of the production of a particular product from a supplier.

      Except as set forth on Schedule 4.11, all Contracts required to be disclosed to Buyer pursuant to this Section 4.11 are valid, binding and in full force and effect as to the Company, and neither the Company nor, to the Knowledge of Seller, any other party thereto, is in material breach of, or in material default under, and no notice of default has been received by the Company in respect of, the terms of any such Contract. Company and to the Company's Knowledge, each other party to any of the Contracts listed above, have in all material respects performed all the obligations required to be performed by them as of the present date. To the Knowledge of the Company, no cancellation or early termination of any Contract listed above outside of the Ordinary Course of Business of the Company is proposed, pending or likely.

      Section 4.12 Litigation. Except as set forth in Schedule 4.12 hereto, there is no suit, action or other litigation pending or, to the Knowledge of Seller, threatened against the Company or any of its assets or properties, or that may interfere with the transactions contemplated hereby, whether at law or in equity or before any governmental authority or arbitrator. Except as set forth on Schedule 4.12, the Company is not a party to or subject to any Order affecting it or any of its assets or properties or which could interfere with the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.12, there is no action or suit by the Company pending or overtly threatened against others.

      Section 4.13 Real Property Owned or Leased. (i) Schedule 4.13 lists and describes briefly all real property that Company owns. Except as set forth on Schedule 4.13, with respect to each such parcel of owned real property:

                  (A) the legal description for the parcel contained in the
            deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type of restricted area for which any permits or licenses necessary to the use thereof have not been obtained;

                  (B) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                  (C) there are no outstanding options or rights of first
            refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                  (D) there are no parties (other than the Company) in
            possession of the parcel of real property, other than tenants under any leases disclosed in Schedule 4.13 who are in possession of space to which they are entitled;

                  (E) all facilities located on the parcel of real property
            are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate to run the business of the Company as conducted and are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the parcel of real property; and

                  (F) each parcel of real property abuts on and has direct
            vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

            (ii) Schedule 4.13 lists and describes briefly all real property leased or subleased to the Company. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in
      Schedule 4.13 (as amended to date). Except as set forth on Schedule 4.13, with respect to each lease and sublease listed in Schedule 4.13:

                  (A) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                  (C) the Company is not in breach of the lease or sublease
            and, to the Knowledge of the Company, the lessor or sublessor is not in breach or default thereof, nor have any events occurred which, with notice or lapse of time, would constitute a breach or default or be likely to result in termination, modification, or acceleration thereunder;

                  (D) the Company has not repudiated the lease, sublease or
            any provision thereof and the Company has no Knowledge that a party to the lease or sublease has repudiated any provision thereof;

                  (E) there are no forbearance programs in effect as to the
            lease or sublease;

                  (F) the Company has not assigned, transferred, conveyed,
            mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (G) all facilities leased or subleased thereunder are
            supplied with utilities and other services necessary for the operation of said facilities;

                  (H) the current rent payable under the Lease vested in
            Poly-Flex UK and listed in Schedule 4.13 is [Pound]88,000 per annum payable from 8th November 1994 until the next review of rent under that Lease on 8th November 1999, which review is ongoing as of the date of this Agreement.

      Section 4.14 Machinery and Equipment Owned or Leased. The Company owns, free and clear of all Encumbrances other than Permitted Encumbrances, all of the personal property reflected as owned by it in the Historical Financial Statements and all personal property acquired by it after the Balance Sheet Date (except for personal property disposed of by the Company in the Ordinary Course of Business of the Company), and all such items of personal property are in operating condition and repair, ordinary wear and tear excepted.

      Section 4.15  Proprietary Rights.

      (a) Schedule 4.15 sets forth a complete and correct list of all registered foreign and domestic patents, trademarks, logos, trade names, service names, service marks, internet domain names and copyrights, and applications for the foregoing, which constitute Intellectual Property Assets owned or presently used by the Company in the conduct of the Business.

      (b) Except as set forth on Schedule 4.15, to the Knowledge of the Company, the Company owns or possesses adequate licenses or other rights to use the Intellectual Property Assets owned or presently used by the Company necessary or material to the conduct of its business as conducted and no notice of a claim has been received by the Company to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property Assets of such Person nor does Company have Knowledge of any such claim.

      (c) To the Company's Knowledge, all issued patents and registered trademarks and copyrights held by a Company are valid and subsisting and the Company has taken all reasonably appropriate action to maintain and protect each such item.

      (d) No claim is pending or, to the Company's Knowledge, threatened that challenges the validity, enforceability, ownership or right to use, sell, license or dispose of any Intellectual Property Asset owned or presently used by the Company and no such Intellectual Property Asset is subject to any Order or settlement agreement restricting in any manner the use or the licensing thereof by Company.

      (e) To the Company's Knowledge, the Company has taken all reasonably appropriate action to keep confidential all material technical information developed by and belonging to the Company which has not been patented and which is presently used by the Company. Except as set forth on Schedule 4.15, the Company has not assigned or licensed to any other Person any rights to use any of the Intellectual Property Assets of the Company or any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services of Company.

      (f) To the Company's Knowledge, no party is in material breach or default under any license of the use of any Intellectual Property Asset owned or presently used by the Company in any material respect, nor does any condition exist which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder, and no party has repudiated any provisions thereof.

      (g) Except as disclosed on Schedule 4.15, there are no material royalties, fees or other payments payable by the Company to any other Person by reason of the ownership, use, license, sale or disposition of any Intellectual Property Asset owned or presently used by the Company.

      (h) To the Company's Knowledge, no third party is materially infringing on or otherwise materially violating rights of the Company in any Intellectual Property Asset owned or presently used by the Company.

      (i) To the Company's Knowledge, Poly-Flex UK has, if required to do so under the Data Protection Act 1984, duly registered as a data user in respect of the business carried on by Poly-Flex UK, and has received no complaint that it has failed to comply in any material respect with the data protection principles as set out in that Act.

      Section 4.16  Governmental Authorizations. Except as set forth on
Schedule 4.16, the Company holds all material Governmental Authorizations required to own, lease and operate its properties and assets and to conduct its business as now conducted. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and to the Knowledge of Seller, no suspension or cancellation of any Governmental Authorization has been threatened or would reasonably be expected to result by reason of the transactions contemplated by this Agreement.

      Section 4.17  Compliance with Law. Except as set forth in Schedule
4.17 hereto, to the Knowledge of Seller, the Company is not in material violation of and has complied in all material respects with any Law or Order and has not received any notification alleging any violations of Law within the last two years with respect to which adequate corrective action has not been taken.

      Section 4.18  Environmental Compliance. Except as set forth on
Schedule 4.18 hereto: (a) The Company's use and operation of properties and facilities used or operated in the business of the Company ("Business Premises") have complied in all material respects with all Environmental Laws, and the Company has not received any notice of asserted or pending violations of any such Environmental Laws. Poly-Flex US has not, to its Knowledge, sent or arranged for the transportation of hazardous substances or wastes to a site that, nor has the Company owned, leased or operated a site that, pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), as amended, or any similar state law: (i) has been placed, or is proposed (by the Environmental Protection Agency or relevant state authority) to be placed, on the "National Priorities List" in effect as of the date hereof, of hazardous waste sites or its state equivalent; or (ii) is subject to any pending or, to the Company's Knowledge, threatened claims, administrative orders or other requests to take "removal" or "remedial" action by any Person, as those terms are defined under CERCLA. Poly-Flex US has not received any written notice from, under or relating to CERCLA or any comparable state law.

      (b) The Company is in conformance in all material respects with all applicable Environmental Laws, and to the Company's Knowledge, there are no past or present events, conditions, activities, incidents, actions, or plans (i) which, in connection with the Company's business, would reasonably be expected to interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws or with any order issued, entered, promulgated or approved thereunder, or (ii) which would reasonably be expected to subject the Company or Buyer to damages (including liability under CERCLA), penalties, injunctive relief, or clean-up costs under any Environmental Laws or pursuant to any third-party environmental claim, or which require or are likely to require reporting, clean-up, removal, remedial action, or other response pursuant to Environmental Laws or any third party environmental claim.

      (c) To the Company's Knowledge, there are not now, nor at any time during the period of the Company's use, operation or ownership of its Business Premises, have there ever been, underground storage tanks in, on, or under any such Business Premises, or any underground storage tanks that are or were at any time in the Company's care, custody, or control, that contain Hazardous Materials, a release of which to soils or groundwater would require reporting, clean-up, removal, or some other action under Environmental Laws.

      (d) Neither the Company nor, to the Company's Knowledge, any other Person has caused or permitted during the period of ownership or occupation of the Business Premises by the Company any Environmental Releases of Hazardous Materials on, under, or at any of its Business Premises, which would require reporting, clean-up, removal, or some other action under any Environmental Laws.

      (e) The Company is not subject to any material judgment, decree, order, or citation related to or arising out of any applicable
Environmental Laws in connection with the conduct of its business.

      (f) The Company possesses all material permits, licenses, and approvals, if any, required under any applicable Environmental Laws in connection with the conduct of its business.

      (g) The Company has not received (nor, to the Company's knowledge, has there been issued) any written notice, whether from a Governmental Authority, citizens' group, employee or other Person, that alleges that Company is or may be in material non-compliance with any applicable Environmental Law.

      (h) To the Company's Knowledge, no friable asbestos or asbestos requiring remediation under applicable Environmental Law is present in any material quantity on or at the Business Premises.

      (i) In the United Kingdom, the opportunity given by the Seller to the Buyer to obtain a Phase I Environmental Report and to make inquiries of the statutory authorities shall be deemed between the parties to be sufficient to satisfy the "Sold with Information" test under Part II A of the Environmental Protection Act 1990 and the Contaminated Land (England) Regulations 1999 (at such time as the current draft regulations are enacted) or any amendments thereto and any Statutory Guidance issued under the Act or Regulations, PROVIDED ALWAYS that this paragraph (i) shall only relate to the liability of the respective parties to any local authority or the Environment Agency as regulators under the said Part IIA and shall not constitute or imply any other agreement as to liabilities for the purposes of such regime nor shall it qualify nor affect in any way the terms of any other warranties or provisions of this Agreement.

      NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.18 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH REGARD TO ENVIRONMENTAL MATTERS.

      Section 4.19 Employees; Labor Relations. (a) Set forth on Schedule 4.19(a) is a list of all full-time US Employees along with their respective job titles, annual compensation and years of service, and all UK Employees along with details of their respective job titles, salaries, ages, length of service, notice periods and benefits. There are no other individuals employed by the Company at such date.

      (b) Except as disclosed on Schedule 4.19(b), Poly-Flex US is not now and has never been a party to any collective bargaining or other labor Contract. During the last two years, there has not been, and there is not presently pending or existing and to the Knowledge of Seller, there is not threatened, any strike, picketing, labor arbitration, application, grievance or complaint (whether for unfair labor practice, employment discrimination, sexual harassment, or other workplace claim) filed by an employee or union with the National Labor Relations Board or any comparable governmental authority, or any organizational activity or other material labor dispute against or affecting Poly-Flex US, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Seller, threatened. Except as set forth on Schedule 4.19(b), there are no persons who previously worked as an employee of Poly-Flex US who are on maternity leave or other leave of absence and have a statutory or contractual right to return to work for Poly-Flex US.

      (c) Except as set forth on Schedule 4.19(c), there are no persons who previously worked as an employee of Poly-Flex UK who are on maternity leave, secondment, absence on the grounds of disability or other leave of absence and have or to the Company's Knowledge may have a statutory or contractual right to return to work for Poly-Flex UK. Except as set forth on Schedule 4.19(c), Poly-Flex UK has no recognition agreements in respect of all or any of the UK Employees with any trade union, employees' organization, staff association or other similar body. During the last 2 years Poly-Flex UK has not been involved in any industrial or trade dispute with the UK Employees or with any trade union or the Works Committee as identified in Schedule 4.19(c) in relation to their employment by Poly-Flex UK.

      (d) Except as set forth in Schedule 4.19(d), the Company does not have (i) any written employment agreements with the UK Employees or the US Employees or (ii) any policy, practice, plan, program or custom of paying severance pay in connection with the termination of employment.

      (e) Since the Balance Sheet Date no change has been made in the terms of employment of the UK Employees by the Company (other than those required by law and routine salary reviews).

      (f) All contracts of employment (written or unwritten) with any UK Employee can be terminated by 6 months notice or less without giving rise to a claim for damages, severance pay or compensation (other than a statutory or contractual redundancy payment as set forth in Schedule 4.19(d) or statutory compensation for unfair dismissal).

      (g) Except as set forth on Schedule 4.19(g) and to the Company's Knowledge, there are no amounts of deferred remuneration outstanding (including but not limited to bonuses, holiday pay and section 13 of the Employment Rights Act 1996, liabilities accrued prior to the date of this Agreement) and which are for the account of the Poly-Flex UK to any UK Employee (other than amounts representing remuneration approved due for the current pay period, or for reimbursement of reasonable business expenses). The Seller has in relation to each of the UK Employees and, so far as relevant, to each of the former employees of Poly-Flex UK complied in all material respects with all legislation, regulations, collective agreements, workforce agreements, terms and conditions of employment and orders and has complied in all material respects with all its obligations concerning the health and safety at work of each of the UK Employees.

      (h) Except as set forth on Schedule 4.19(h), no UK Employee has given notice of termination of his contract of employment or is under notice of dismissal.

      (i) No payment has been made or promised to be made or benefit given or promised to be given by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any former employee of Poly-Flex UK or any UK Employee.

      (j) Save under Cookson UK Trust, the Company has not made or agreed to make any payment to, or provided any agreement to provide any benefit for, any UK Employee or any spouse or dependent of any UK Employee on termination of their employment.

      (k) The employers of UK Employees have not within the period of Seller's ownership of Poly-Flex UK been a party to any "relevant" (as defined in the Transfer of Undertakings (Protection of Employment) Regulation 1981 as amended) or agreement for a relevant transfer nor been a party to or been obliged to a party to any consultation in relation to collective redundancies made pursuant to section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992.

      (l) Poly-Flex UK has maintained records for regarding the service of each of the UK Employees including for the purpose of the Working Time Regulations 1998 and the National Minimum Wage Act 1999.

      (m) Except as set forth on Schedule 4.19(m), none of the UK Employees are required to work over 48 hours per week, calculated by reference to an average 48 hour period over 17 weeks.

      (n) All National Insurance and pension contributions and sums payable by Poly-Flex UK to the Inland Revenue under the PAYE system have been paid and proper records have been maintained in respect of all such matters. Poly-Flex UK has deducted all tax required by law to be deducted from all other payments to or treated as made to the UK Employees. Poly-Flex UK has accounted to the Inland Revenue for all tax so deducted, together with all tax chargeable on the benefits provided to the UK Employees.

      (o) As at the date of this Agreement and to the Company's Knowledge there is no liability or claim against Poly-Flex UK by the UK Employees or any ex-officer or ex-employee of Poly-Flex UK under:

      *   The Employment Rights Act 1996
      *   The Sex Discrimination Act 1975
      *   The Race Relations Act 1976
      *   The Disability Discrimination Act 1995
      *   The Trade Union and Labour Relations (consolidation) Act 1992
      *   The Trade Union Reform and Employment Rights Act 1993
      *   The Working Time Regulation 1998
      *   The National Minimum Wage Act 1999
      *   Article 141 (ex Article 119) of the Treaty of Rome

and, save as disclosed in Schedule 4.19(o), for personal injury.

      (p) Schedule 4.19(p) sets forth the Company's unemployment compensation experience with Poly-Flex US. Poly-Flex US has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authority under Rhode Island law, such accounts have positive balances and, except as set forth on Schedule 4.19(p), to the Knowledge of the Company, there are no current or former employees (i) receiving unemployment compensation benefits which are being charged against such account, (ii) that are eligible for such benefits, or
(iii) that are claiming such benefits.

      (q) Other than as disclosed on Schedules 4.19(a) - (p) or accrued on the Historical Financial Statements or the Closing Balance Sheet, as the case may be, to the Company's Knowledge, no present or former employee of Company has any claim against the Company (whether under federal, foreign or state law, under any employment agreement or otherwise), that would in any way affect Buyer after the Closing Date, on account of or for: (i) overtime pay for services performed prior to the Closing Date, other than overtime pay for the current payroll period; (ii) wages, salaries, commissions, bonuses or other direct compensation for any services performed prior to the Closing Date, other than wages or salaries for the current payroll period; or (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the twelve month period prior to the Closing Date.

      Section 4.20  Employee Benefit Plans and Arrangements Poly-Flex US.
(a) Schedule 4.20(a) sets forth a correct and complete list as of the date hereof of all Employee Plans currently maintained or contributed to by Seller. Copies of such Employee Plans (and, if applicable, related trust agreements, actuarial reports, insurance contracts and group annuity contracts) and all amendments and summary plan descriptions relating thereto have been previously made available to Buyer together with the most recent annual reports (Form 5500) prepared in connection with any such Employee Plan and the most recent determination letter from the Tax Authority, if applicable. Each Employee Plan has been maintained and administered in all material respects in accordance with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Code, which are applicable to such Plans. To the Knowledge of Seller, no transaction which would subject the Company to a tax or penalty imposed by
Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA, has occurred with respect to any Employee Plan. The Company has not incurred any liabilities in connection with the termination of, or complete or partial withdrawal from, a pension plan subject to or previously subject to Title IV of ERISA or the complete or partial withdrawal from any "multiemployer pension plan" (as defined in Section 3(37) of ERISA herein, a "Multiemployer Plan") subject to Title IV of ERISA, either directly or as a member of a controlled group of corporations or trades or businesses, which liabilities have not been satisfied in full as of the Closing Date.

      (b) Each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Tax Authority. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Plan.

      (c) Poly-Flex US is not, and has never been, a party to any pension plan or welfare benefit plan that is a Multiemployer Plan. No Employee Plan other than the Stern Plan and the Stern Hourly Plan (as defined in Section 11.1(a)(iv) hereof) is a defined benefit pension plan subject to Title IV of ERISA or is subject to Code Section 412.

      (d) Except as disclosed on Schedule 4.20(d), the consummation of the transactions contemplated by the Agreement will not (i) give rise to any liability or obligation of the Company pursuant to any Employee Plan, including but not limited to, the payment of severance pay or benefits,
(ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Plan, or (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Plan.

      (e) There are no excess parachute payments of any type which will become due as a result of the transactions contemplated by this Agreement under the terms of any plan or agreement by which the Company is bound.

      (f) There are no claims (other than claims in the normal course), actions or lawsuits pending or threatened, or to the knowledge of the Seller, are there any circumstances that would reasonably be expected to give rise to any action, lawsuit or claim on behalf of or against any of the Employee Plans or any trusts related thereto. To the Knowledge of the Company or Seller, no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Plan.

      (g) All material contributions required to be made under the terms of any Employee Plan have been timely made.

      (h) Except as set forth on Schedule 4.20(h), Poly-Flex US is not obligated to provide life insurance, medical or health benefit coverage on or after retirement or other termination of employment to any employee or former employee of Poly-Flex US, other than such continuation coverage as is required to be made available under Section 4980B of the Code or Part 601 Title 1 of ERISA or any corresponding state statutory requirement.

      (i) Each Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law.

      NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.20 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH REGARD TO EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS FOR POLY-FLEX US.

      Section 4.21  Employee Benefit Plans and Arrangements - Poly-Flex UK.

      (a) The UK Employees who are active members of the Cookson UK Trust are contracted-out of the State Earnings Related Pension Scheme by reference to the Cookson UK Trust. So far as the Seller is aware there is no reason why the contracted-out status of the Cookson UK Trust should be withdrawn or cease to apply. All state scheme premiums, within the meaning of the Pension Schemes Act 1993, due in respect of any UK Employee who is a member or former member of the Cookson UK Trust have been paid in accordance with the statutory requirements.

      (b)  Except pursuant to the Cookson UK Trust and as set forth in
Schedule 4.21(b), Poly-Flex UK is not under any obligation or commitment (whether legally enforceable or not) to pay, provide or contribute towards (whether now or in the future and whether under a scheme or arrangement or not) and Poly-Flex UK has not paid, provided or contributed towards, any Prescribed Benefit for or in respect of any UK Employee. Poly-Flex UK has not given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any Prescribed Benefit or any scheme or arrangement for the provision thereof or as to the continuance of the Cookson UK Trust or its contributions thereto.

      (c)  Parent is the principal employer for purposes of the Cookson UK
Trust.

      (d) References to the trustees of a scheme include the administrator of that scheme for the purposes of the Taxes Act and the former trustees of that scheme. Schedule 4.21(d) sets forth an index of all documents containing all material details relating to each UK Employee's benefits under the Cookson UK Trust and such documents have been disclosed to the Buyer, including, without limitation:

            (i) a complete copy of the current deed and rules or other relevant documents governing the Cookson UK Trust and all relevant deeds, or other documents relating to Poly-Flex UK's participation in and obligations under the Cookson UK Trust;

            (ii) a complete copy of all relevant announcements, explanatory literature, booklets and the like of current effect which have been issued to UK Employees in connection with the Cookson UK Trust;

            (iii) details of any relevant amendments to the Cookson UK Trust that are proposed but which have not been formally made;

            (iv) a list of the UK Employees who are active members of the Cookson UK Trust with all such information relating to them as is necessary to establish their entitlement to benefits;

            (v) the names and addresses of the current trustees and administrators of the Cookson UK Trust and the name and address of the actuary to the Cookson UK Trust;

            (vi) a statement giving the rate at which Poly-Flex UK contributes to the Cookson UK Trust;

            (vii) full particulars of the terms of participation in the Cookson UK Trust of Poly-Flex UK;

            (viii) full particulars of any discretionary increases to pensions in payment or in deferment under the Cookson UK Trust which would have affected the UK's Employees if their pensions had been in payment or deferment;

            (ix) full particulars of any discretionary practice of the Cookson UK Trust not being pension increases referred to in (viii) above which affect the UK's Employees;

            (x) a complete copy of each contract of insurance relating to the Cookson UK Trust and of any associated agreement with the insurer and full particulars of the premiums payable under each such contract or agreement;

            (xi) a complete copy of the contracting-out certificate in force in relation to the Cookson UK Trust;

            (xii) a complete copy of the Inland Revenue's letter of approval of the Cookson UK Trust as an exempt approved scheme within the meaning of Section 592 of the Taxes Act in force; and

            (xiii)  the Cookson UK Trust's schedule of contributions.

      (e) The list of documents relating to the Cookson UK Trust attached as Schedule 4.21(d) by reason of Sections 4.21(d)(i) and (ii) contain full relevant particulars of all the benefits provided by and the terms of the Cookson UK Trust for the UK Employees.

      (f) The Cookson UK Trust is an exempt approved scheme (within the meaning of Section 592 of the Taxes Act) as of its commencement and so far as the Seller is aware there is no ground on which approval by the Inland Revenue as such a scheme may be withdrawn or cease to apply.

      (g) The Cookson UK Trust in all material aspects complies with and has been administered in accordance with the documents that for the time being have governed the Cookson UK Trust (including all announcements, explanatory literature, booklets and the like) and all applicable laws, regulations and requirements, including (but without limitation) those of the Inland Revenue relevant to approval as an exempt approved scheme, those relevant to contracting-out and trust law.

      (h) Poly-Flex UK has observed and performed those material provisions of the Cookson UK Trust that apply to it. Poly-Flex UK may (without the consent of any person or further payment) terminate its liability to contribute to the Cookson UK Trust at any time subject only to giving such notice if any as is provided for in the documents relating to the Cookson UK Trust, a list of which is attached as Schedule 4.21(d) by reason of Sections 4.21(d)(i) and (ii).

      (i) Every UK Employee who has become entitled (whether under the terms of the Cookson UK Trust or any applicable law) to become a member of the Cookson UK Trust has been given the opportunity to become such a member as of the date on which he became entitled. The Cookson UK Trust has not at any time excluded employees from eligibility for membership on the grounds of specified hours of work.

      (j) Poly-Flex UK has been properly admitted to participation in the Cookson UK Trust and such participation has been approved by the Inland Revenue.

      (k)  No power has been exercised under the Cookson UK Trust:

                  (i) to admit any UK Employee to membership who is not automatically eligible for membership under the documents relating to the Cookson UK Trust a list of which is attached as
            Schedule 4.21(d) by reason of Sections 4.21(d)(i) and (ii);

                  (ii) to provide terms of membership of the Cookson UK Trust (whether as to benefits or contributions) for any UK Employee which are different from those generally applicable to the members of the Cookson UK Trust;

                  (iii) to provide any benefits for any UK Employee which would not but for the exercise of that power have been payable under the Cookson UK Trust; or

                  (iv) to augment any benefits for any UK Employee under the Cookson UK Trust.

      (l) All contributions and expenses in respect of the Cookson UK Trust that have fallen due for payment (no matter who is liable to pay them) or in respect of which an account has been rendered have been paid.

      (m) All premiums that have fallen due for payment under the contracts and agreements referred to in Section 4.21(d)(x) have been paid, each such contract or agreement is enforceable and so far as the Seller is aware there is no ground on which the insurers might avoid liability under it.

      (n) Without limiting the foregoing, all benefits (other than money purchase benefits as defined in the Pension Schemes Act 1993) payable under the Cookson UK Trust on the death of any person while in employment to which the Cookson UK Trust relates are fully insured with an insurance company authorized to carry on ordinary long-term insurance business under the Insurance Companies Act 1982.

      (o)  No debt has become due in respect of the Cookson UK Trust under
Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995.

      (p) No payment to which Section 601 of the Taxes Act applies has been made out of the funds which are or have been held for the purposes of the Cookson UK Trust.

      (q) To Seller's Knowledge, neither the Cookson UK Trust nor its trustees nor Poly-Flex UK is engaged or involved in any proceedings which relate to or are in connection with the UK Employee membership of Cookson UK Trust or the benefits thereunder and no such proceedings are pending or threatened (other than routine claims for benefits). In this sub-paragraph "proceedings" (without limitation) includes any litigation or arbitration, any investigation by the Pensions Ombudsman, any correspondence with the Occupational Pensions Advisory Service, any investigation or inquiry by the Occupational Pensions Regulatory Authority and any process under the Cookson UK Trust's internal dispute resolution procedure.

      (r) Except as set forth on Schedule 4.21(r), the UK Employees are not entitled to any share incentive scheme or arrangement or share option scheme or arrangement or any other scheme or arrangement relating to the acquisition of any interest in shares in the Business in the United Kingdom or in the Seller.

      (s) The assets of the Cookson UK Trust were on 31 December 1997 sufficient to fund the liabilities of the Cookson UK Trust for benefits accrued in respect of service completed or credited to date on the basis of the actuarial assumptions used in making the actuarial valuation dated 31 December 1997.

      (t) Poly-Flex UK has no ongoing liability in relation to the Merger in April 1996 between the Cookson senior executive scheme and the Cookson UK Trust.

      NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.21 AND IN
SECTION 12.9 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH REGARD TO EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS FOR POLY-FLEX UK.

      Section 4.22 Guarantees. Except as disclosed on Schedule 4.22 or in the Historical Financial Statements, the Company has no Contracts guaranteeing the payment or performance by any other Person, or whereby, except for the endorsement of checks in the Ordinary Course of Business, the Company in any way is or will be liable with respect to obligations of any other Person.

      Section 4.23  Officers and Directors and Certain Authorized Persons.
Schedule 4.23 hereto sets forth a complete and accurate list of: (i) the names of all directors of the Company and periodic fees paid to such directors; (ii) the names and offices of all officers of the Company; (iii) the names of all persons authorized to borrow money or incur or guarantee Indebtedness on behalf of the Company; (iv) all safes, vaults and safe deposit boxes maintained by or on behalf of the Company or in which its property is held, and the names of all persons authorized to have access thereto; and (v) all bank accounts of the Company and the names of all persons who are authorized signatories with respect to such accounts, the capacities in which they are authorized signatories and the terms of their authorizations.

      Section 4.24 Insurance. Schedule 4.24 hereto contains a complete and correct description of all policies of title, liability, fire, crime, fidelity, product liability, worker's compensation and other forms of insurance (including bonds) insuring the products, properties, assets, business, operations, employees, officers and Employee Plans of the Company, including for each policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the renewal or expiration date and all pending claims under the policy. All of the insurance policies listed on Schedule 4.24 are outstanding and in full force and all premiums with respect to the policies are currently paid. Except as set forth in Schedule 4.24, the Company is not subject to any retrospective additional premiums, additional charges resulting from an audit, exposure charges or any other deferred charges that may become due after the Closing Date with respect to such insurance.

      Section 4.25 Indebtedness to and from Officers, Directors and Others. Except as set forth on Schedule 4.25, the Company is not indebted to any director, officer or employee of the Company, except for amounts due as normal salaries, wages, benefits or reimbursement of ordinary business expenses, or to the Seller or any Affiliate of Parent, except for intercompany advances which will be eliminated in full prior to the Closing Date. Except as set forth on Schedule 4.25, no director, officer or employee of the Company is now, or on the Closing Date will be, indebted to the Company except for ordinary business expense advances. All Indebtedness of the Seller or any Affiliate of Parent due to the Company will be repaid in full prior to the Closing Date.

      Section 4.26 Brokers' Fees. Neither the Seller nor the Company, nor anyone acting on their behalf, has retained or has any liability to, any broker, investment banker, finder, agent or other intermediary or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

      Section 4.27 Millennium Compliance. Schedule 4.27 describes the measures that have been implemented by the Company to determine the extent to which the computer systems owned or leased by the Company in the Business are capable of handling date information involving all and any dates, including accepting input, providing output and performing date calculations in whole or in part during and/or after January 1, 2000. The Company's computers which are necessary for the operation of the Business will be capable of functioning on the Closing Date without adverse affects from the date change contemplated by January 1, 2000.

      Section 4.28. Suppliers. A complete and correct list of the Company's major suppliers is set forth on Schedule 4.28. Except as set forth on
Schedule 4.28, there are no sole-source suppliers of significant materials or services to the Company with respect to which practical alternative sources of supply are unavailable on comparable terms and conditions.

      Section 4.29. Accounts Receivable. The accounts and notes receivable shown on the Historical Financial Statements and all accounts and notes receivable arising subsequent to the Balance Sheet Date, have arisen in the Ordinary Course of Business of the Company, represent valid and enforceable obligations due to the Company, have been and are subject to no asserted set-off or counter-claim other than immaterial disputes in the Ordinary Course of Business, and have been collected or are fully collectible within six months of the Closing Date in the Ordinary Course of Business in the aggregate recorded amounts thereof net of reserves therefor (which, for this purpose, shall mean the reserves reflected on the Company's books on the Closing Date of $50,000). Except as disclosed on Schedule 4.29, the Company has no accounts or notes receivable from any Person which is an Affiliate of the Company, or from any director, officer or employee of the Company.

      Section 4.30 Undisclosed Liabilities. To the Company's Knowledge, the Company has no Liability that would reasonably be expected to have a Material Adverse Effect on the Company, except for (i) Liabilities set forth on the most recent balance sheet as at the Balance Sheet Date; (ii) Liabilities described in the Seller's Disclosure Schedules; or (iii) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business.

      Section 4.31 Product Warranty. To the Company's Knowledge there are no product warranty claims for products manufactured or sold by the Company other than claims arising in the Ordinary Course of Business or as set forth of Schedule 4.31.

      Section 4.32 Proprietary Information of Third Parties. Except as set forth in Schedule 4.32, the Company has no Knowledge that any person employed by Company has (a) violated or may be violating to any material extent any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or
(c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

      Section 4.33 Trading Name. Poly-Flex UK does not trade under any name other than its corporate name.

      Section 4.34 Representations and Warranties. To the Company's Knowledge, none of the representations and warranties made by Seller contained herein, in the Seller's Disclosure Schedules or in certificates delivered or to be delivered by the Seller pursuant to this Agreement at the Closing and taken as a whole contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein, in light of the circumstances in which made, not misleading.

      Section 4.35 Exclusivity. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE. SELLER HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to (a) any projections, estimates or budgets delivered or made available to Buyer or its representatives before or after the date of this Agreement, or (b) except as expressly covered by a representation and warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to Buyer or its representatives.

                                  ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF THE BUYER
                      -------------------------------------------

      In order to induce the Seller to enter into this Agreement and sell the Stock, the Buyer hereby represents and warrants to Seller that:

      Section 5.1 Organization of Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has full corporate power and authority to own, lease and operate the properties and assets owned, leased or operated by it and to carry out its business as presently conducted or proposed to be conducted by it, and is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned, leased or used by it or the nature of the activities conducted by it requires such qualification, other than any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect on Buyer.

      Section 5.2 Authorization. The Buyer has full corporate power and authority and all approvals required by applicable Laws to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all requisite corporate and shareholder action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by laws affecting the rights of creditors generally or general principles of equity.

      Section 5.3 No Breach or Violation. The execution and delivery of this Agreement by Buyer, compliance with and fulfillment of the terms of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not and will not, with notice or passage of time or both, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the capital stock or assets, properties or rights of Buyer pursuant to, (iv) give any Person the right to accelerate any obligation under, or (v) result in a violation of, the Organizational Documents of Buyer, any Law, Order or material Contract to which Buyer is subject or by which Buyer is or any of its assets or property are bound. All consents or approvals of any Person under any Contract to which Buyer is a party or by which it is bound which are required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement are set forth on Schedule 5.3 attached hereto.

      Section 5.4 Litigation. Except as set forth in Schedule 5.4 hereto, there is no suit, action or other litigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its assets or properties, or that may interfere with the transactions contemplated hereby, whether at law or in equity or before any governmental authority or arbitrator. Except as set forth on Schedule 5.4, Buyer is not a party to or subject to any Order affecting it or any of its assets or properties or which could interfere with the consummation of the transactions contemplated hereby.

      Section 5.5 Governmental Consents and Approvals. No consent, approval, exemption, audit, waiver, order or authorization of, or registration, qualification, designation, declaration, notice or filing with, any governmental authority (foreign or domestic), is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, other than pursuant to the applicable requirements of the HSR Act.

      Section 5.6 Investment Intent. The Buyer is acquiring the Stock for investment for its own account and not with a view to resale or distribution within the meaning of the Securities and Exchange Act of 1933, as amended. The Buyer does not presently intend to resell or otherwise dispose of all or any part of the Stock unless and until the Buyer determines at some future date that changed circumstances, not now anticipated, make such disposition advisable. The Buyer acknowledges that the Stock is not being registered under the securities Laws of the United States, any state thereof or the United Kingdom.

      Section 5.7 Brokers' Fees. Neither the Buyer nor anyone acting on Buyer's behalf has retained any broker, investment banker, finder, agent or other such intermediary or agreed to pay any brokerage fee, finder's fee or commissions with respect to the transactions contemplated by this Agreement.

      Section 5.8 Financing. On the Closing Date, Buyer will have available, through its own resources and in conjunction with committed amounts will be available to be drawn by the Buyer under existing credit facilities, sufficient funds to consummate the transaction contemplated by this Agreement and to make all payments contemplated by Article II hereof.


                                 ARTICLE VI
          CONDUCT OF BUSINESS PRIOR TO CLOSING; CERTAIN AGREEMENTS
          --------------------------------------------------------

      Section 6.1 Restrictions on Operations Prior to Closing. From the date of this Agreement until the earlier of the Closing Date or the date of termination of this Agreement, the Seller agrees to cause the Company to conduct its operations in the Ordinary Course of Business of the Company in a manner substantially similar to the manner the business was conducted prior to the execution of this Agreement (including managing its working capital and making capital expenditures in accordance with past practices), and to use commercially reasonable efforts to preserve for Buyer the goodwill of all persons having business dealings with the Company and the present business organization and employees of the Company. Without limiting the generality of the foregoing, Seller will not permit the Company at any time from and after the date hereof to and including the Closing Date, without the prior written consent of the Buyer which consent shall not be unreasonably withheld or delayed, to:

            (a) Make any change in its Organizational Documents;

            (b) Consolidate or merge with any other Person or acquire all or substantially all of the business or assets of any other Person;

            (c) Allow to lapse any policy of insurance insuring its products, properties, assets or operations;

            (d) Dispose of any Real Property; or

            (e) Do or suffer any other act which would knowingly result in a material breach of Section 4.9 of this Agreement.

      Section 6.2 Reasonable Commercial Efforts to Consummate Transaction. Each of Seller and Buyer will use its reasonable commercial efforts to fulfill the conditions required to be fulfilled by it to bring about the timely consummation of the transactions contemplated by this Agreement. Each party will give prompt notice to the other party of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the satisfaction of any condition precedent to the obligations of any party under this Agreement or the timely consummation of the transactions contemplated by this Agreement.

      Section 6.3 Hart-Scott-Rodino Filings. Seller and Buyer shall each prepare and file with the Federal Trade Commission ("FTC") and other regulatory authorities as promptly as possible after the execution and delivery of this Agreement, and in any event within 10 days of the date hereof, all requisite applications (and subsequent to such filing, any required amendments thereto together with related information, data and exhibits) necessary to satisfy the requirements of the HSR Act. Each of Buyer and Seller shall be responsible for payment of one-half of the HSR Act filing fee. Buyer and Seller covenant and agree to request early termination pursuant to the HSR Act for any notification filing required under the HSR Act.

      Section 6.4 Required Consents. Seller and Buyer will, and Seller will cause the Company to, take all commercially reasonable actions necessary to obtain any material consents or approvals of any Person, and to give all material notices and make all material filings with any Person, necessary for the performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, the consent of applicable authority in respect of the Regional Selective Assistance Grant.

      Section 6.5 Notification. (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Seller's Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Seller's Disclosure Schedules specifying such change. Buyer shall be entitled to reject Seller's supplemental disclosures made pursuant to this
Section 6.5 for purposes of determining whether or not the conditions to Closing set forth in Article VIII have been satisfied and to terminate this Agreement, but only if and to the extent the fact(s) or condition(s) underlying such supplemental disclosures, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect upon the Company or is material to the transactions contemplated by this Agreement. In such event, Seller's supplemental disclosures, or the existence of facts or conditions underlying such supplemental disclosures which give rise to Buyer's election to terminate this Agreement, shall not be deemed a breach of this Agreement and any such termination by Buyer shall be considered a termination pursuant to Section 10.1(a) hereof. If Buyer does not reject any such supplemental disclosure in writing within ten (10) Business Days following Buyer's receipt thereof, or if Buyer elects to close despite such supplemental disclosures, the supplemental disclosures shall be deemed accepted by Buyer, the condition to Closing set forth in Section 8.1 shall be deemed satisfied and the representations and warranties of Seller shall be deemed modified and supplemented as indicated in such notice for all purposes hereof, including the application of
Article XI.

      (b) Between the date of this Agreement and the Closing Date, each party will promptly notify the other party of the occurrence of any breach of any covenant of such party in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII and IX impossible or unlikely.

      Section 6.6 Payment of Indebtedness by Seller's Affiliates. Seller will cause all Indebtedness owed by the Company to Seller or any Affiliate of Parent, or by the Seller or any Affiliate of Parent to the Company, to be paid or eliminated in full prior to Closing.

      Section 6.7 No Solicitation. From the date of this Agreement and until the earlier of the Closing Date or the date of termination of this Agreement, the Seller will not, nor will it permit the Company to (unless the fiduciary duties of Seller's directors and officers otherwise require), directly or indirectly, through any officer, director, employee, consultant, agent, attorney, financial advisor or otherwise, solicit, initiate or encourage the submission of proposals, inquiries or offers from, or initiate any discussions or negotiations with, or provide any information to, or enter into any agreement or transaction with, any Person relating to any acquisition or purchase of all or substantially all of the assets of the Company, or any equity interest in the Company, or any business combination with the Company (a "Competing Proposal"), or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing (unless the fiduciary duties of Seller's directors and officers otherwise require), and Seller will promptly advise the Buyer of any inquiry or proposal relating thereto.

      Section 6.8 Further Assurances. From time to time prior to the Closing Date, as and when requested by any party hereto and subject to
Section 6.2, the other parties to this Agreement will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VII
                           INVESTIGATION BY BUYER
                           ----------------------

      Section 7.1 Access to Records. From the date of this Agreement and until the earlier of the Closing Date or the date of termination of this Agreement, Seller will cause the Company to (i) give the Buyer and its representatives reasonable access during ordinary business hours to the premises and management personnel of the Company, and full access during ordinary business hours to the records, contracts, commitments, financial statements, stock books, minute books, personnel records (subject to limitations imposed by Law), books of account and tax records of the Company, so as to enable Buyer and its representatives to investigate the business and assets of the Company (without unreasonably interfering with the operation thereof) and to examine (including an examination of the audit work papers, if any, of any independent accountants) the condition (financial or otherwise) of the Company, and (ii) furnish the Buyer and its representatives all other information with respect to the business and affairs of the Company, as the Buyer may, from time to time, reasonably request including, without limitation, Tax Returns and other reports of or information relating to the Company. Notwithstanding the foregoing, however, Buyer shall not be permitted to (i) conduct a Phase II environmental study (including drilling wells or soil borings), in respect of the Real Property or (ii) present to or discuss with the Company's employees, Buyer's proposed employee benefits package, in either case without the prior written consent of Seller which shall not be unreasonably withheld; provided, however, the parties agree that no such on site environmental study shall be commenced until after February 15, 2000. The Buyer agrees that all information derived from such investigation shall be and remain at all times subject to the Confidentiality Agreement.

      Section 7.2 Financial Reports. From the date of this Agreement and until the earlier of the Closing Date or the date of termination of this Agreement, Seller will cause the Company to deliver to Buyer on or before the 20th day of each month, a copy of its customary monthly financial reports for the preceding month (including any income statement and balance sheet included therein).

                                ARTICLE VIII
                 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
                 -------------------------------------------

      All obligations of Buyer under this Agreement, except those obligations which are to be performed prior to the Closing Date, are subject to the satisfaction (or waiver in whole or in part by the Buyer in writing) on or before the Closing Date, of each of the following express conditions precedent:

      Section 8.1 Correctness of Representations and Warranties. All representations and warranties of the Seller contained in this Agreement shall have been true, accurate and correct on the date hereof and shall be true and correct, in all material respects, on the Closing Date as though such representations and warranties were made on and as of the Closing Date (giving full effect to any supplemental disclosures to the Seller's Disclosure Schedules that were delivered by Seller to Buyer on or prior to the Closing Date and deemed accepted by Buyer in accordance with Section 6.5).

      Section 8.2 Compliance with Agreement. Seller shall have performed and complied with, and shall have caused the Company to perform and comply with, all of their respective obligations and covenants under this Agreement in all material respects.

      Section 8.3 Certificate of Seller. The Seller shall have delivered to the Buyer a certificate of an executive officer of Seller, dated the Closing Date, certifying, in such form as the Buyer may reasonably request, as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2 above.

      Section 8.4 Absence of Proceedings. No suit, action, proceeding or investigation shall be pending before any court or governmental authority to restrain, prohibit or to materially delay, or to obtain damages or other relief in connection with, or to question the validity or legality of, this Agreement or the consummation of the transactions contemplated hereby.

      Section 8.5 Consents. All material filings with, and all material consents and approvals of governmental authorities and of other Persons which are required in connection with the transfer of the Stock to the Buyer and the continued operation by Buyer of the business of the Company as presently conducted, all as described in Schedule 8.5 hereto, shall have been made or obtained and all waiting periods required pursuant to any such filings shall have expired or been terminated.

      Section 8.6 Resignations. The resignations of all the directors of the Company and all of the officers of the Company who are not engaged in the day to day operation of the Company and who are listed on Schedule 8.6 hereto, shall have been delivered by the Seller to the Buyer on the Closing Date, or all such individuals shall have been removed from office by Seller by such date, other than those of individuals, if any, designated in writing by the Buyer to the Seller as individuals who shall continue in office after the Closing Date.

      Section 8.7 Related Party Loans and Advances from or to Company. All Indebtedness of the Company to the Seller or any Affiliate of Parent, or to the Company by the Seller or any Affiliate of Parent, shall have been paid or eliminated in full prior to the Closing Date.

      Section 8.8 Corporate Records. Seller shall have delivered all original minute books and stock record books of the Company, and in relation to Poly-Flex UK, its statutory books.

      Section 8.9 Opinion of Seller's Counsel. Buyer shall have received an opinion of Edwards & Angell, LLP, counsel to the Seller, dated the Closing Date substantially in the form of Exhibit A attached hereto.

      Section 8.10 Non-Compete Agreement. Parent shall have executed and delivered a Non-Compete Agreement in the form of Exhibit C.

      Section 8.11 Cookson License Agreement. Parent shall have executed and delivered a Cookson License Agreement in the form of Exhibit D.

      Section 8.12 Proceedings and Documents. All corporate and other proceedings taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

      Section 8.13 Deliveries by Seller. The Seller shall have delivered or caused to be delivered to the Buyer the following:

            (a) A certificate of the Secretary of CII as to (i) the resolutions adopted by the Board of Directors of CII authorizing and approving the transactions contemplated by this Agreement, (ii) the Bylaws of CII and (iii) the incumbency of each officer signing any document contemplated hereby on behalf of CII;

            (b) A copy of the Certificate of Incorporation of CII, with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

            (c) A certificate of legal existence and corporate good standing of CII issued as of a recent date by the Secretary of State of the State of Delaware;

            (d) Copies of the following documents (in each case certified to be true by a director or the secretary of Poly-Flex UK) (i) the Memorandum and Articles of Association of Poly-Flex UK; and (ii) the Certificate of Incorporation and each subsequent Certificate of Incorporation on Change of Name relating to Poly-Flex UK.

            (e) A copy of the Articles of Incorporation of Poly-Flex US, with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Rhode Island;

            (f) Certificate of legal existence and corporate and tax good standing of Poly-Flex US issued as of a recent date by the Secretary of State of the State of Rhode Island and the Division of Taxation of the State of Rhode Island;

            (g) A copy of the executed Patent and Trademark Assignment dated January 13, 2000 ( in the form attached hereto as part of Schedule 8.13) between Alpha Metals and Poly-Flex US regarding polysolder;

            (h) A duly executed Deed of Release in respect of the Cookson Group Set-Off Arrangements in the form attached as part of Schedule 8.13; and

            (i) Discharges of all mortgages and terminations of all UCC financing statements of record in respect of the Real Property owned by Poly-Flex US.

      Section 8.14 Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred from the date of this Agreement to the Closing Date, other than the effects of general economic and business conditions not particular to the Company.

                                 ARTICLE IX
                CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS
                --------------------------------------------

      All obligations of the Seller under this Agreement, except those obligations which are to be performed prior to the Closing Date, are subject to satisfaction (or waiver in whole or in part by the Seller in writing) on or before the Closing Date (or such sooner date as may be specified) of each of the following express conditions precedent:

      Section 9.1 Correctness of Representations and Warranties. All representations and warranties of the Buyer contained in this Agreement shall have been true, accurate and correct, on the date hereof and shall be true and correct, in all material respects, on the Closing Date as though such representations and warranties were made on and as of the Closing Date.

      Section 9.2 Compliance with Agreement. The Buyer shall have performed and complied with all its obligations under this Agreement in all material respects.

      Section 9.3 Certificate of Officers. The Buyer shall have delivered to the Seller a certificate of an executive officer of Buyer, dated the Closing Date, certifying, in such form as the Seller may reasonably request, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2 above.

      Section 9.4 Absence of Proceedings. No suit, action, proceeding or investigation shall be pending before any court or governmental or regulatory authority to restrain, prohibit or materially delay or to obtain damages or other relief in connection with, or question the validity or legality of, this Agreement or the consummation of the transactions contemplated hereby.

      Section 9.5 Consents. All material filings with, and all material consents and approvals of governmental authorities and of other Persons which are required in connection with the transfer of the Stock to the Buyer and the continued operation by Buyer of the business of the Company as presently conducted, all as described on Schedule 8.5 hereto, shall have been made or obtained and all waiting periods required pursuant to any such filings shall have expired or been terminated.

      Section 9.6 Proceedings and Documents. All corporate and other proceedings taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller and their counsel.

      Section 9.7 Opinion of Buyer's Counsel. Seller shall have received an opinion of counsel to the Buyer dated the Closing Date substantially in the form of Exhibit B attached hereto.

      Section 9.8 Non-Compete Agreement. Buyer shall have executed and delivered a Non-Compete Agreement in the form of Exhibit C.

      Section 9.9 Cookson License Agreement. Buyer shall have executed and delivered a Cookson License Agreement in the form of Exhibit D.

      Section 9.10 Credit Assurance. The Buyer shall have procured and delivered to Lloyds Bank plc such instruments of credit assurance as may be requested by said Bank in support of the Company's obligations with respect to customs/excise duties so as to allow for the termination of credit assurance provided by Parent.

      Section 9.11 Deliveries by Buyer. The Buyer shall have delivered or caused to be delivered to the Seller the following:

            (a) A certificate of the Secretary of Buyer as to (i) the resolutions adopted by the Board of Directors of Buyer authorizing and approving the transactions contemplated by this Agreement, (ii) the incumbency of each officer signing any document contemplated hereby on behalf of Buyer; and

            (b) A certificate of legal existence and corporate good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware.

                                  ARTICLE X
                                 TERMINATION
                                 -----------

      Section 10.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing by:

      (a)  The mutual written consent of Buyer and Seller;

      (b) Buyer or Seller, if the Closing shall not have taken place on or before March 10, 2000 (the "Outside Date");

      (c) Buyer, if there has been a material breach of representation or warranty or covenant on the part of Seller herein which has not been waived at or prior to the Closing Date or, in the case of a covenant breach, is not cured by the Outside Date;

      (d) Seller, if there has been a material breach of representation or warranty or covenant on the part of Buyer herein which has not been waived at or prior to the Closing Date or, in the case of a covenant breach, is not capable of being cured by the Outside Date;

      (e) Buyer or Seller, if consummation of the transactions contemplated hereby would violate any non-appealable Order; or

      (f) Seller, in connection with its acceptance of a Competing Proposal, whereupon Seller shall promptly pay Buyer the sum of $2,000,000 as liquidated damages (and not as a penalty) by wire transfer of immediately available funds.

      Section 10.2 Procedure and Effect. (a) In the event of the termination of this Agreement by either party pursuant to the provisions of
Section 10.1 hereof, written notice thereof shall be given to the other party hereto and all further obligations of the parties under this Agreement shall terminate and be of no effect, without any liability or obligation on the part of either party or any of their respective directors, officers, stockholders, employees or representatives, except as provided below or in Section 10.1(f) or 13.2 hereof and in the Confidentiality Agreement. If this Agreement is terminated by a party because of a breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive the termination unimpaired. In the event that a condition precedent to any party's obligation is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

      (b) In the event that (i) Seller fails or refuses to close in breach of this Agreement, so long as Seller's failure or refusal to close was not caused by the acts or conduct of Buyer or by Buyer's breach of this Agreement or Buyer's failure or refusal to satisfy any conditions precedent to Seller's obligations set forth in Sections 9.1, 9.2, 9.3, 9.7, 9.8, 9.9,
9.10 or 9.11, or (ii) any conditions precedent to Buyer's obligations to close provided in Sections 8.1, 8.2, 8.3, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11
and 8.13 are unmet at the time set for the Closing, and Seller is unable or unwilling to cure any breach or unwilling to fulfill any such condition within fifteen (15) days, notwithstanding any other provision in this Agreement, Seller shall pay to Buyer, and Buyer shall be entitled to receive from Seller, as Buyer's sole and exclusive remedy with respect to such breach, failure or refusal, a payment of Two Million Dollars ($2,000,000) as liquidated damages and not as a penalty.

      (c) In the event of any termination of this Agreement which is pursuant or deemed to be pursuant to Section 10.1(a) hereof, Seller shall immediately refund to Buyer the Earnout Money Deposit.

                                 ARTICLE XI
                               INDEMNIFICATION
                               ---------------

      Section 11.1 Indemnification. From and after the Closing, subject to limitations of Sections 11.6, 11.7 and 11.9 hereof, Seller agrees to indemnify and hold harmless Buyer against and in respect of:

            (a) any and all Losses incurred or suffered by Buyer or the Company that result from or arise out of:

                  (i) any breach of representation or warranty by Seller
            under this Agreement or under any Schedule or under any certificate delivered pursuant hereto; or

                  (ii) any breach or nonfulfillment of any agreement,
            undertaking or covenant on the part of the Seller under this Agreement;

                  (iii) any and all costs, claims and penalties on account of any debt due or becoming due in respect of the Cookson UK Trust under Section 75 of the Pensions Act 1995 in relation to Poly-Flex UK's participation in the Cookson UK Trust at any time in the past, present or future;

                  (iv) participation of the Company and any of its current or former employees in the Pension Plan for Employees of Stern Metals, Inc.(the "Stern Plan"), the Stern Metals, Inc. Hourly Pension Plan (the "Stern Hourly Plan") and the Stern Metals, Inc. Savings Plan (the "Stern Savings Plan" and together with the Stern Plan and the Stern Hourly Plan, the "Stern Plans");

                  (v) any liability of the Company to repay amounts advanced under the UK Regional Selective Assistance Grant if repayment thereof is accelerated solely as a result of Buyer's inability to obtain the applicable authority's consent to the transactions contemplated hereby or the Company's breach of the terms of said Grant prior to the Closing Date; and

                  (vi) all actions, proceedings, costs, claims (including, but not limited to, claims under the Disability Discrimination Act 1995, for unfair dismissal and claims for personal injury), demands, awards or fines, orders and liabilities (including legal costs) arising out of the accident dated November 4, 1996 involving Mary Kennovin or arising out of her employment by Poly-Flex UK but only as a result of acts or conduct by the Company or the Company's failure to act occurring prior to the Closing Date.

            (b) any liability of the Company for Income Taxes for any period ending (or deemed to end pursuant to Section 12.2) on or before the Closing Date or of any other member of the Seller Group
      (or of any other Affiliated Group, as the case may be) in which the Company has been a member (i) under Reg. [SECTION]1.1502-6 (or similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, provided however, Buyer be entitled to indemnification under this Section 11.1(b) for Income Taxes resulting from the voluntary actions or transactions of the Company or Buyer after the Closing Date, and

            (c) any and all Expenses incident to any of the foregoing or to the enforcement of this Section 11.1.

      Section 11.2 Buyer Indemnification. From and after the Closing, subject to the limitations of Sections 11.6, 11.8 and 11.9 hereof, Buyer will indemnify and hold harmless Seller against and in respect of:

            (a) any and all Losses incurred or suffered by Seller that result from or arise out of:

                  (i) any breach of representation or warranty by Buyer
            under this Agreement or under any Schedule or under any certificate delivered pursuant hereto; or

                  (ii) any breach or nonfulfillment of any agreement,
            undertaking or covenant on the part of the Buyer under this Agreement;

            (b) any and all Losses arising out of or relating to the operations of the Company's business or the use of its properties or assets from and after the Closing; and

            (c) any and all Expenses incident to any of the foregoing or to the enforcement of this Section 11.2.

      Section 11.3 Claims for Indemnification. (a) A party claiming indemnification under this Article XI (the "Indemnified Party") must promptly notify in writing (a "Claim Notice") the party from whom indemnification is sought (the "Indemnifying Party") of the nature and basis of such claim for indemnification (a "Claim"), describing in reasonable detail the facts giving rise to such Claim and including in such Claim Notice the reasonably estimated amount of such Claim, if known, and a reference to the provisions of this Agreement or of any other agreement, document or instrument executed hereunder or in connection herewith upon which such Claim is based.

      (b) In the event the Indemnifying Party shall in good faith dispute the validity of all or any amount of a Claim as set forth in the Claim Notice, the Indemnifying Party shall, within thirty (30) days of its receipt of the Claim Notice, execute and deliver to the Indemnified Party a notice setting forth with reasonable particularity the grounds and the basis upon which the Claim or portion thereof is disputed (the "Dispute Statement").

      (c) In the event the Indemnifying Party does not dispute the Claim as set forth in the Claim Notice or only disputes a portion thereof, then the amount of the Claim described in the Claim Notice or the portion thereof not disputed shall be deemed to be admitted (the "Admitted Liability") and shall, upon the incurring of Losses and Expenses resulting therefrom, immediately be due and payable to the Indemnified Party by the Indemnifying Party.

      (d) In the event the Indemnifying Party shall, within thirty (30) days of its receipt of the Claim Notice, deliver to the Indemnified Party a Dispute Statement, then the portion of the Claim described in the Claim Notice that is disputed by the Indemnifying Party shall not be due and payable, except in accordance with a final and unappealable decision of a court of competent jurisdiction or a written agreement by the parties stipulating the amount of the Admitted Liability. Notwithstanding the foregoing, the Indemnifying Party shall still be obligated to defend any Third Party Claim as and to the extent provided in Section 11.4.

      Section 11.4 Third Party Claims. (a) If a Claim described in a Claim Notice relates to a claim, suit, litigation or other action by a third party against the Indemnified Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Indemnifying Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Indemnifying Party with the consent of the Indemnified Party which consent will not be unreasonably withheld or delayed. The Indemnifying Party may not control the defense (i) if the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party shall have the right to join in the defense of the Third Party Claim and to employ counsel reasonably approved by the Indemnifying Party (which approval will not be unreasonably withheld or delayed) at the expense of the Indemnifying Party or (ii) to the extent such Third Party Claim seeks an injunction, restraining order, declaratory relief or other non-monetary relief and such Third Party Claim, if decided adversely, would have a Material Adverse Effect on the Indemnified Party, in which event, the Indemnified Party may employ counsel at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of the Third Party Claim and is entitled to control the defense thereof pursuant to the foregoing, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence). In the event the Indemnifying Party exercises its right to assume the defense of a Third Party Claim, the Indemnified Party may participate, through counsel of its own choice and at its own expense, in the defense of any Third Party Claim as to which the Indemnifying Party has elected to assume and control the defense thereof.

      (b) Any party granted the right to direct the defense of a Third Party Claim hereunder will: (i) keep the other fully informed of material developments in the Third Party Claim at all stages thereof; (ii) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers reviewed in connection therewith; (iii) permit the other party and its counsel, to the extent practicable, to confer on the conduct of the defense thereof; and (iv) to the extent practicable, permit the other party and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties will make available to each other and each other's counsel and accountants, without charge, all of its or their books and records relating to the Third Party Claim, and each party will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.

      (c) The parties will use their respective good faith efforts to avoid the waiver of any privilege of another party. The assumption of the defense of any Third Party Claim by an Indemnifying Party will not constitute an admission of responsibility to indemnify or in any manner impair or restrict such party's rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect thereto was not required. An Indemnifying Party may elect to assume the defense of a Third Party Claim at any time during the pendency thereof, even if initially the Indemnifying Party did not elect to assume the defense. No settlement of a matter by the Indemnified Party will be binding on an Indemnifying Party for any purpose, including the Indemnifying Party's indemnification obligations hereunder, without the Indemnifying Party's express written consent. The Indemnifying Party shall not make any settlement of any such Third Party Claim without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party without prejudice to the Indemnified Party.

      Section 11.5 Exclusive Remedy. In the absence of fraud, the indemnification rights of the parties under this Article XI are the exclusive rights and remedies of Buyer and Seller following the Closing for any misrepresentation, breach of warranty or covenant or failure to fulfill any agreement or covenant hereunder on the part of any party hereto. Absent fraud, Buyer and Seller hereby irrevocably waive and release the other from any and all claims and other causes of action, including, but not limited to claims for contribution, relating to any matters pertaining to Section 4.18.

      Section 11.6 Survival. (a) All representations and warranties in this Agreement (and the indemnities contained in this Article XI which specifically relate thereto) shall survive the Closing until the expiration of the periods described below, and may survive thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such representation, warranty or indemnity, until such claim is finally determined or settled:

            (i) with respect to the matters indemnified under Sections 11.1(a)(iii), 11.1(a)(vi), 11.1(b) and (c) hereof, until the expiration of the applicable statute of limitations;

            (ii) with respect to the matters indemnified under Section 11.1(a) (iv) hereof, there shall be no expiration period; and

            (iii) with respect to all other matters indemnified under
      Section 11.1 hereof, for a period ending on the second anniversary of the Closing Date.

      (b) No claim for a breach of a representation, warranty or covenant may be made after termination of the applicable survival period.

      (c) The covenants and agreements of the parties will survive the Closing for the applicable statute of limitations, except for those covenants and agreements that by their terms contemplate a shorter survival period.

      (d) Neither Buyer, Company nor any entity filing a consolidated tax return which includes Buyer or Company shall consent to the extension of, or take any other action to extend, any applicable statute of limitations with respect to any tax year on account of which a claim for indemnity hereunder may be brought without the prior written consent of the Seller.

      Section 11.7 Limitations on Buyer's Right to Indemnification. (a) The maximum aggregate liability of the Seller to indemnify the Buyer for any Losses and Expenses of Buyer shall be limited to $9,750,000 (the "Maximum Amount").

      (b) The Buyer shall be entitled to seek indemnification for Claims only when the sum of the aggregate of all such Losses and Expenses of Buyer on account thereof exceeds $175,000 (the "Threshold"), at which point the Seller shall be liable to the Buyer for all of such Losses and Expense to the extent in excess of $87,500 up to the Maximum Amount.

      (c) Except for Indemnity Claims in respect of Seller's obligations under Sections 2.5 and 2.7 hereof, or on account of matters contemplated by
Section 4.2 hereof, the Buyer shall be entitled to seek indemnification for Indemnity Claims only when (i) the Losses and Expenses arising from an individual Indemnity Claim or group of related Indemnity Claims based on a common nucleus of operative facts exceeds $10,000 and (ii) the sum of the aggregate of all such Losses and Expenses of Buyer on account of all Indemnity Claims which exceed the threshold for individual Indemnity Claims contemplated by clause (i) above (it being understood that to the extent the Losses or Expenses arising from an individual Indemnity Claim or group of related Indemnity Claims exceed the $10,000 threshold described above, then the entire amount of such Losses and Expenses, not just the amount in excess of $10,000, shall be included in determining when the Threshold is exceeded) exceeds the Threshold, at which point the Seller shall be liable hereunder, for all of such Losses and Expenses on account of such Indemnity Claims to the extent in excess of $87,500 up to the Maximum Amount.

      (d) In the event that any item for which indemnification from Seller is claimed by Buyer hereunder is booked, accrued or reserved for on either the Historical Financial Statements or the Closing Balance Sheet, the Buyer shall be entitled to indemnification for that item only to the extent the associated Loss and Expense exceeds such charge, accrual or reserve.

      (e) The limitations of this Section 11.7 shall not apply to the Buyer's right to indemnification under Section 11.1(a) (iv).

      Section 11.8 Limitations on Seller's Right to Indemnification. (a) The maximum aggregate liability of the Buyer to indemnify the Seller for any Losses and Expenses of Seller shall be limited to the Maximum Amount.

      (b) The Seller shall be entitled to seek indemnification for Claims only when the sum of the aggregate of all such Losses and Expenses of Seller on account thereof exceeds the Threshold, at which point the Buyer shall be liable to the Seller for all of such Losses and Expense to the extent in excess of $87,500 up to the Maximum Amount.

      (c) Except for Indemnity Claims in respect of Buyer's obligations under Sections 2.5 and 2.7 hereof, the Seller shall be entitled to seek indemnification for Indemnity Claims only when (i) the Losses and Expenses arising from an individual Indemnity Claim or group of related Indemnity Claims based on a common nucleus of operative facts exceeds $10,000 and
(ii) the sum of the aggregate of all such Losses and Expenses of Seller on account of all Indemnity Claims which exceed the threshold for individual Indemnity Claims contemplated by clause (i) above (it being understood that to the extent the Losses or Expenses arising from an individual Indemnity Claim or group of related Indemnity Claims exceed the $10,000 threshold described above, then the entire amount of such Losses and Expenses, not just the amount in excess of $10,000, shall be included in determining when the Threshold is exceeded) exceeds the Threshold, at which point the Buyer shall be liable hereunder, for all of such Losses and Expenses on account of such Indemnity Claims to the extent in excess of $87,500 up to the Maximum Amount.

      Section 11.9 Other Limitations on Indemnification. (a) In the event that either party makes a Claim which is determined by a court of competent jurisdiction after entry of final and unappealable decision to be without reasonable basis in law or fact, such party will bear and promptly reimburse the other party for all Expenses in investigating and defending against that Claim.

      (b) The indemnification obligations of the parties hereunder shall be limited to the obligation to make the other party whole on a dollar for dollar basis for assets lost or diminished, liabilities increased or expenses and costs actually incurred, and under no circumstances shall the Indemnifying Party be liable for claims by the Indemnified Party that as a consequence of the breach in question the Indemnified Party has incurred consequential, enhanced, punitive, special or exemplary damages.

      (c) To the extent that indemnity, insurance or "pass-through" warranty coverage from a seller or manufacturer or other form of recovery or reimbursement from a third party is available to Buyer or the Company to cover any item for which indemnification may be sought hereunder, Buyer will, and will cause the Company to, on a timely and expeditious basis, seek recovery under applicable contracts, insurance policies and warranties and otherwise exhaust all available remedies or causes of action to recover the maximum amount of its Claim as may be available from such other party. Seller shall be subrogated to the rights of Buyer and the Company under any such contract, policy or warranty, and to the extent Seller indemnifies Buyer on any Claim referred to in the previous sentence, Buyer will assign to Seller, to the fullest extent allowable, its claim against such indemnity, insurance, warranty coverage or third-party, or in the event assignment is not permissible, Seller will be allowed to pursue such Claim in the name of Buyer or the Company, as appropriate, at Seller's expense. Seller will be entitled to retain all recoveries made as a result of any such action to the extent of all sums paid to Buyer by Seller. Buyer will make its and the Company's books and records relating to such Claim available to Seller and make its and the Company's employees available for interviews and similar matters to assist Seller in prosecuting such claim.

      (d) Any amount recoverable by Buyer from Seller under this Article XI will be net of any actual tax benefit realized by Buyer or the Company in connection with federal, state and foreign tax deductions pertaining to the item for which indemnification may be sought hereunder. To the extent the actual tax benefit realized by the Buyer or the Company is incurred after any recovery pursuant to this Article XI, there will be a corresponding adjustment between the parties without regard to the time limitations imposed under this Article XI. All indemnification payments under this
Article XI shall be deemed adjustments to Purchase Price.

                                 ARTICLE XII
                  ADDITIONAL COVENANTS OF BUYER AND SELLERS
                  -----------------------------------------

      Section 12.1 Tax Returns; Section 338(h)(10) Election. (a) Tax Returns. Seller will timely file all Tax Returns which are required to be filed on or prior to the Closing Date in accordance with all applicable Laws, and any accruals established for Income Taxes with respect to the Company, for any period ending on or before the Closing Date reflected on the books and records of the Company (excluding any provision for deferred Income Taxes) will be adequate. Seller will have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company, that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Such authority will include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company will be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice with respect to such items, unless otherwise required by Law. Seller shall be entitled to any Income Tax refund relating to the pre-Closing Income Tax period to the extent such refunds are not reflected as such on the Closing Balance Sheet.

      (b)  Section 338(h)(10) Election.

      (i) With respect to the purchase by Buyer of the Stock pursuant to this Agreement, (A) Seller and Buyer, in Buyer's sole discretion and at its election, shall jointly make an election under Section 338(h)(10) of the Code (the "Election"), (B) Seller and Buyer shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and any comparable provisions of state or local Tax law) or any successor provisions and (C) Seller and Buyer shall report the purchase by Buyer of the Stock pursuant to this Agreement consistent with the Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Taxing Authority or otherwise.

      (ii) In connection with the Election, Buyer and Seller shall agree to the determination of the "Aggregate Deemed Sales Price" (as defined under applicable Treasury Regulations) of the Stock and the allocation of such "Aggregate Deemed Sales Price" among the assets of the Company. The determination of the amount of the "Aggregate Deemed Sales Price" and the allocation thereof shall be proposed by Buyer in consultation with Seller in accordance with Section 338(b) of the Code and applicable Treasury Regulations. Each of Seller and Buyer shall (A) be bound by such determination and such allocation for purposes of determining any Taxes,
(B) prepare and file, and cause its Affiliates to prepare and file, its Returns on a basis consistent with such determination of the "Aggregate Deemed Sales Price" and such allocation and (C) take no position, and cause its Affiliates to take no position, inconsistent with such determination and such allocation on any applicable Return in any proceeding before any Taxing Authority or otherwise. In the event that any such determination or allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

      (iii) For purposes of the foregoing Sections 12.1(b)(i) and (ii), the term "Buyer" shall mean Buyer or Buyer's nominee.

      Section 12.2  Apportionment of Income Taxes.

      (a) Income Taxes Relating to Straddle Periods. With respect to taxable years or periods beginning before and ending after the Closing Date, such taxable year or period shall be treated as two separate taxable periods, the first ending on the Closing Date ("Pre-Closing Short Period") and the second beginning on the day following the Closing Date ("Post-Closing Short Period"). The Seller will compute the Income Taxes due for the Pre-Closing Short Period, as though such Pre-Closing Short Period was the entire taxable year or period, based upon the accounting methods, elections and conventions employed by the Company in its most recent prior taxable year or period. To the extent that the Income Taxes relating to such Pre-Closing Short Period are not adequately accrued on the Closing Balance Sheet, the Seller will indemnify the Buyer under Section 11.1(b) of this Agreement. Buyer will be responsible for paying the Income Taxes relating to the entire straddle period to the appropriate Tax Authorities. To the extent that the Company or Seller has made Income Tax estimates for the Pre-Closing Short Period, and the Pre-Closing Short Period results in Income Taxes being due in an amount less than such estimates, the Seller will be entitled to a refund equal to the difference between the two amounts.

      (b) Trading Losses

(i) All trading losses of Poly-Flex UK in respect of any and all periods ended on or before Closing ("Relevant Periods") which were not taken into account as an asset in arriving at the Combined Net Asset Value shall, if required by Parent, to the extent that surrender of such losses is permitted under Chapter IV Part X Income and Corporation Taxes Act 1988 ("ICTA"), be surrendered to Parent and/or to such other eligible claimant companies as Parent may require, in consideration for the payment by Parent and/or such other eligible claimant companies of a sum equal to the amount of corporation tax from which the company that is the claimant company in respect of such surrender has been relieved by virtue of that surrender being made PROVIDED THAT the provisions of this Section 12.2(b)(i) shall not have effect if and to the extent that payment in respect of such surrender has been made on the basis specified in the foregoing provisions of this Section 12.2(b)(i) on or before the date of this Agreement. Where the Seller and/or such other claimant has made a payment pursuant to this Section 12.2(i) to Poly-Flex UK in respect of a surrender of losses, the Buyer shall pay to the Seller an additional amount (by way of an adjustment to the Purchase Price for the UK Shares) equal to the sum paid by the Seller (or other claimant) to Poly-Flex UK in respect of such surrender PROVIDED THAT the Buyer shall not be required to pay any such additional amount to the Seller if the payment for the surrender has been taken into account in computing the Combined Net Asset Value.

(ii) Any sum payable under Section 12.2(b)(i) shall be paid on the date on which any corporation tax chargeable on the taxable profits of the company that is the claimant company in respect of the surrender in question for the accounting period of its to which that surrender relates becomes due and payable (or would have become due and payable had the claimant company incurred any liability to corporation tax in respect of that accounting period).

(iii) In the event that any payment is made in accordance with the foregoing provisions of this Section 12.2(b) in respect of any surrender of losses made under Section 12.2(b)(i) and corporation tax falls nevertheless to be charged in respect of the taxable profits that the relevant surrender was intended to relieve from such tax (whether as a result of the Inland Revenue refusing to allow relief for the losses or subsequently withdrawing relief for the losses in respect of the relevant surrender or for any other reason whatsoever), the Buyer shall procure that Poly-Flex UK shall forthwith repay to the Parent or to the relevant subsidiary or subsidiaries of the Parent either the sum previously paid in respect of the relevant surrender in accordance with the foregoing provisions of this Section 12.2(b) or, as the case may be, such part of that sum as is attributable to the element of the surrender that did not have the effect of relieving from corporation tax the taxable profits intended to be relieved by virtue of such surrender and the Seller shall forthwith repay to the Buyer (by way of an adjustment to the Purchase Price for the UK Shares) any amount previously paid by the Buyer to the Seller pursuant to Section 12.2(b)(i) up to the amount of the repayment made by Poly-Flex UK to Parent pursuant to this
      Section 12.2(b)(iii).

(iv)  In the event of any payment becoming due from the Seller under
      Section 1.1(b) (Indemnification) the Buyer shall, if required by Parent, procure that Poly-Flex UK shall allow the surrender to it of trading losses or other amounts referred to in Section 402 ICTA, or advance corporation tax (pursuant to Section 240 ICTA), in each case to the extent permitted by law without any payment being made in consideration for such surrender. The Buyer shall, if required by Parent, procure that Poly-Flex UK shall also allow the surrender to it of trading losses or other amounts referred to in Section 402 ICTA, or advance corporation tax (pursuant to Section 240 ICTA), in each case to the extent permitted by law if such surrenders have been assumed to be made for the purposes of a balance sheet of Poly-Flex UK and without any payment being made in consideration for any such surrender.

(v) To give effect to the rights of Parent under this Section 12.2(b), the Buyer shall, and shall procure that Poly-Flex UK shall, after Closing,:

      (A) sign all claims and surrenders prepared by Parent and promptly submit such claims and surrenders duly signed to the Inland Revenue, including any further documents required to amend or withdraw the original claims or surrenders;

      (B) execute all letters or other documents or take such further action as may be required to effect such claims and surrenders; and

      (C) provide copies of any material correspondence relating to the matters mentioned at (A) or (B) above to Parent as soon as reasonably practicable after receipt.

(vi) Save with the prior written agreement of Parent, the Buyer shall not and shall procure that Poly-Flex UK shall not:

      (A) withdraw or amend any claim or surrender in respect of any period up to Closing; or

      (B) make any other claims, elections, disclaimers or surrenders the effect of which is to reduce the trading losses which may be surrendered by Poly-Flex UK pursuant to this Section 12.2(b).

      Section 12.3 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Income Tax liabilities imposed on the Company for all pre-Closing Income Tax periods, Buyer and the Company, as applicable, on the one hand, and Seller, on the other hand, each at their own expense, will cooperate fully with each other, including, but not limited to the furnishing or making available without charge during normal business hours of records, personnel (as reasonably required), books of account and other materials necessary and helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Income Tax authorities as to the imposition of Income Taxes.

      Section 12.4 Controversies. Buyer will promptly notify Seller in writing upon receipt by Buyer or any Affiliate of Buyer (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Income Taxes relating to a Pre-Closing Income Tax period for which Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). The Seller at its sole expense, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before any Tax Authority and will have the sole right to extend or waive the statute of limitations, with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing tax returns and settling audits; provided, however, that Seller will not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may affect the liability of Buyer or the Company, or any Affiliate of the foregoing, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed. The Seller will, in good faith, consult with Buyer and, if Buyer requests , with counsel selected by Buyer at Buyer's expense, regarding the conduct of or positions taken in any such proceeding. The Seller will not file or cause or permit to be filed any amended Tax Return without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.

      Section 12.5 Income Tax Position. No party shall take a position for Income Tax purposes which is inconsistent with this Agreement and prior tax returns. Each party shall notify the other of any Tax Authority challenge to the tax treatment of the transactions contemplated by this Agreement and the results thereof.

      Section 12.6 Return of Documents. In the event that the transactions contemplated by this Agreement are not consummated for any reason, the Buyer and the Seller (i) shall return to the other documents, contracts and papers supplied by such other party, (ii) agree that all information derived from the documents, contracts and papers concerning the Seller and the Company which are furnished to Buyer shall be and remain at all times subject to the Confidentiality Agreement and (iii) agree that the Confidentiality Agreement shall survive any termination of this Agreement and shall continue in full force and effect.

      Section 12.7 Books and Records. After Closing, Seller will have, upon reasonable advance notice, the right at any time during business hours to inspect and to make copies, at its own expense, of any and all of the Company's books, records, financial information and other data, to the extent the books, records, financial information and other data pertain to the Company's business, operations and properties prior to Closing (the "Business Records"), for any proper purpose, including preparing Tax Returns. In addition, Seller will have, upon reasonable advance notice, the right to have temporary possession of original copies of the Business Records to defend against or otherwise participate in a tax audit, other governmental examination or any litigation (other than litigation involving Buyer). For six years after Closing, Buyer will use, and will cause the Company to use, reasonable measure to preserve the Business Records, which measures will not be less comprehensive than the measures used by Buyer to preserve its own records.

      Section 12.8  Employee Plans Poly-Flex US.

      (a) The Seller will, by proper resolution, participant notification and plan amendments, cease all contributions to and discontinue the right of any participant to accrue additional benefits under the Poly-Flex Circuits, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan") and establish an effective date of plan termination which effective date is prior to the Closing Date. The Seller shall be responsible for all costs incurred by either it or Buyer that are associated with the termination of the 401(k) Plan pursuant to this Section and any costs associated with bringing the 401(k) Plan into compliance with all applicable legal requirements prior to termination (whether arising prior to or after the Closing Date), including without limitation all costs (i) related to the operation, administration and qualification of the 401(k) Plan; (ii) associated with the termination of the 401(k) Plan, or (iii) arising from or related to the full vesting resulting from such termination. Buyer shall cause the Parlex Corporation 401(k) Plan ("Parlex Plan") to be amended to provide that all US Employees who are eligible to participate in the 401(k) Plan on the Closing Date shall be eligible to participate in the Parlex Plan as of such date and will receive eligibility and vesting service credit for their employment with Poly-Flex US or Seller in the Parlex Plan.

      (b) Effective as of the Closing, Seller shall take all action necessary or appropriate to terminate the participation, benefits, and coverage of all Poly-Flex US Employees under the Employee Plans administered by Cookson America, Inc. In the event a US Employee voluntarily terminates employment with Buyer or is terminated from employment by Buyer during the period beginning on the Closing Date and ending on December 31, 2000, Seller shall pay to Buyer, upon confirmation that Buyer has paid such amount to such Employee, the difference, if any, between the amount of accrued vacation pay to which such Employee would have been entitled under the Poly-Flex US vacation pay practice in effect as of the Closing Date and the amount of accrued vacation pay to which such Employee is entitled under Buyer's vacation policy applicable to Poly-Flex US's employees. Effective as of the Closing, Buyer will cause Poly-Flex US to take all action necessary or appropriate to extend coverage and benefits to Poly-Flex US Employees, under new or such existing medical plans, dental plans, disability plans, life insurance plans, and other benefit arrangements as are made available to similarly situated employees of Buyer, which are similar to benefits offered to such employees of Buyer; provided, however, that Poly-Flex US's employees will not receive fewer vacation days on an annual basis under Buyer's vacation policy than received on an annual basis under Poly-Flex US's vacation policy (hereinafter collectively referred to as "Buyer Welfare Plans"). Seller shall be responsible for providing continuation coverage under Section 4980B of the Code to all employees of Poly-Flex US and qualified beneficiaries relating to employees of Poly-Flex US who, in either case, are not US Employees on the Closing.

      In the event it is not practical for Buyer to establish the Buyer Welfare Plans effective on the Closing Date, Seller shall keep the employees of Poly-Flex US in the Employee Plans for the period from the Closing Date to the date on which the Buyer Welfare Plans are established provided that such period shall not extend beyond 180 days. During such period, Buyer shall cause Poly-Flex US to continue to make premium payments to Cookson America, Inc. under the Employee Plans in accordance with past practice. Buyer shall also cause Poly-Flex US to reimburse Seller or its Affiliates for their out-of-pocket expenses plus an administration charge equal to ten (10%) percent of total premium payments by Poly-Flex US to Cookson America, Inc. during such period for premium payments made after the Closing Date under the Employee Plans for such period. In the event that Buyer shall cause employees of Poly-Flex US to continue to participate in the Employee Plans after the Closing, Buyer shall cause Poly-Flex US (and not Seller) to assume and be responsible for all liabilities for claims and expenses (including claims and expenses under Section 4980B(f) of the Code and the administration thereof) incurred by Poly-Flex US Employees after the Closing, including any additional payments to be made under the Employee Plans if premium payments are not sufficient to cover claims and expenses. In no event will Buyer or Poly-Flex US be responsible for any such claims and expenses (including claims and expenses under Section 4980B(f) of the Code and the administration thereunder) of US Employees who do not continue employment with Poly-Flex US at any time on or after the Closing.

      (c) Parent covenants and agrees to be responsible for all payment obligations related to retention bonuses payable after the Closing Date for the individuals named on Schedule 12.8(c).

      (d) Buyer is aware of the opportunity and has declined to make an offer of employment to the individual named on Schedule 12.8(d), even though such individual performs services primarily for the benefit of the Company. Seller shall be responsible for any claims from any individuals listed on Schedule 12.8(c) for any such individual's employment by Seller prior to the Closing or from any such individual's termination of employment by Seller.

      (e) Buyer and Seller covenant and agree that any claims or losses relating to workers' compensation claims of any US Employees shall be the responsibility and liability of Seller if the occurrence transpired prior to the Closing Date and shall be the responsibility and liability of the Buyer if the occurrence transpired on or after the Closing Date.

      Section 12.9 Employee Plans Poly-Flex UK. Schedule 12.9 sets forth covenants regarding the Employee Plans for Poly-Flex UK and the provisions related to their transfer.

      Section 12.10 Uncollected Receivables. At the Closing, Seller shall deliver, or cause the Company to deliver, to Buyer a schedule of all of the Company's accounts receivables and notes receivable as of the Closing Date (the "Closing Receivables"). Buyer and Seller agree the reserve for bad debt in respect thereof shall be $50,000 (the "A/R Reserves"). On or before August 31, 2000, Buyer, at its option, may deliver to Seller a written statement setting forth the dollar amount of any Closing Receivables, net of A/R Reserves, which have not been collected by Buyer in cash or by credit within 180 days following the Closing Date (the "Uncollected Receivables"). Within five (5) business days following delivery of such statement to Seller, Seller shall pay to Buyer an amount equal to the aggregate dollar amount of the Uncollected Receivables, net of the A/R Reserves, set forth in such statement, and Buyer shall assign to Seller, upon its receipt of such amount, such Uncollected Receivables. Buyer agrees to exercise reasonable collection procedures with regard to the Closing Receivables during such 180 day period. Buyer shall apply customer payments to customer balances in chronological order during such 180 day period, paying the oldest balance first, unless Buyer certifies in good faith that
(i) Buyer has been notified by such customer that a dispute regarding such prior balance exists, (ii) such customer payment is directed by the customer (without inducement or suggestion by Buyer) to be applied to a specific account or transaction and/or (iii) such customer payment can be matched to a specific amount or transaction (without inducement or suggestion by Buyer).

      Section 12.11 Confidentiality. The Seller will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 12.11. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

      Section 12.12 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other party will cooperate with it and its counsel in the contest or defense, make their personnel reasonably available, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI for such claim).

      Section 12.13  Termination of Participation in Insurance Program.
Buyer acknowledges that the Company is a participant in the Cookson Insurance Program which includes various global and local coverages (the "Program") and that upon the consummation of the transaction contemplated by this Agreement, the Company will no longer be eligible to be a participant in the Program. Therefore, Buyer agrees that from and after the Closing Buyer will be responsible for obtaining all necessary or desirable insurance policies applicable to the Company.

                                ARTICLE XIII
                                MISCELLANEOUS
                                -------------

      Section 13.1 Binding Effect; Assignment. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by Seller and its successors and permitted assigns and by Buyer and its successors and permitted assigns. No party will assign, by operation of Law or otherwise, any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other party. Any unauthorized assignment will be void.

      Section 13.2 Payment of Fees and Expenses. Each party will pay its own expenses, costs and fees (including attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes (including any penalties and interest) of the Company imposed on Buyer which are incurred as a result of or in connection with the transaction contemplated by this Agreement will be borne and paid by the Buyer when due, and Buyer will, at its own expense, cause to be filed all necessary returns and other documentation with respect to all such taxes and fees.

      Section 13.3 Further Acts by Seller. From and after the Closing Date, upon the reasonable request of the Buyer, the Seller shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required to convey and transfer to and vest in the Buyer and protect its right, title and interest in the Stock to be acquired hereunder, and as may be reasonably appropriate otherwise to carry out the transactions contemplated by this Agreement.

      Section 13.4 Publicity. From the date of this Agreement through the Closing Date, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and each party hereto shall issue a mutually acceptable press release as soon as practicable after the Closing; provided, however, that the foregoing shall not prevent either party hereto from making any disclosures required by Law. Upon the execution of this Agreement, the parties shall coordinate a press release mutually acceptable to each regarding the transaction contemplated by this Agreement.

      Section. 13.5 Entire Agreement; Construction, Counterparts; Effectiveness. This Agreement and the Confidentiality Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether written or oral. No representation, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or in the other documents referred to in the immediately preceding sentence, and no party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. The Table of Contents and Headings appearing in this Agreement have been inserted solely for the convenience of the parties and shall be of no force and effect in the construction of the provisions of this Agreement. This Agreement shall be construed under the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed in the Commonwealth of Massachusetts without resort to its conflict of laws rules, and shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. This Agreement may be executed in several counterparts, and each executed counterpart shall be considered an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall not become effective until it has been executed by all of the parties hereto.

      Section 13.6 Notices. Notices hereunder shall be effective if in writing and shall be deemed to have been given at the earliest of the date when actually delivered to an individual party or to an officer of a corporate party by personal delivery, on the succeeding Business Day when deposited with a nationally recognized overnight courier service, or five days after deposited in the United States mail, postage prepaid, registered or certified, return receipt requested, and addressed, in the case of the Seller, to:

            Cookson Investments, Inc.
            One Cookson Place
            Providence, Rhode Island  02903
            Attention: General Counsel

      and

            Cookson Group plc
            The Adelphi
            1-11 John Adam Street
            London WC2N 6HJ
            Attention: The Group Secretary

      with a copy to:

            Christopher D. Graham, Esquire
            Edwards & Angell, LLP
            2800 BankBoston Plaza
            Providence, Rhode Island 02903

      and in the case of the Buyer, to:

            Parlex Corporation
            One Parlex Place
            Methuen, MA  01844
            Attn.: Peter Murphy, President and CEO

      with a copy to:

            Kutchin & Rufo, P.C.
            175 Federal Street
            Boston, MA  02110-2210
            Attn.: Edward D. Kutchin, Esquire.

Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

      Section 13.7 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement will in no manner affect the right of that party at a later time to enforce that provision. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of that or any other condition or of that or any other breach of any term, covenant, representation or warranty set forth in this Agreement.

      Section 13.8 Severability. Any provision, or clause of any provision, of this Agreement that may be found to be contrary to applicable Law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement. Upon the determination that such provision or clause is contrary to applicable law or otherwise unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

      Section 13.9 Interpretation. (a) Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders, all references to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement, each term defined in this Agreement has the meaning assigned to it, each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, the term "including" means "including without limitation", all references to dollar amounts shall be to lawful currency of the United States and when used in reference to Poly-Flex UK, shall mean the Pounds Sterling equivalent calculated at the foreign exchange rate in effect on the date of this Agreement, and to the extent the term "day or "days" is used, it shall mean calendar days.

      (b) No provision of this Agreement will be interpreted in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

      Section 13.10 No Reliance. Except for the parties to this Agreement and any assignees permitted by Section 13.1 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties, covenants and agreements of the parties contained in this Agreement; and
(b) the parties assume no liability to any Person (other than to the parties to this Agreement) because of any reliance on the representations, warranties, covenants and agreements of the parties contained in this Agreement.

      Section 13.11 Seller's Disclosure Schedules. All capitalized terms used in any of Seller's Disclosure Schedules shall have the definitions specified in this Agreement. All descriptions or listings of documents contained in the Seller's Disclosure Schedules are qualified in their entirety by reference to the documents so described, as long as true copies thereof have heretofore been delivered by the Seller to the Buyer. To the extent any of the representations and warranties of the Seller pursuant to this Agreement call for disclosure of matters which are substantially duplicative of matters required to be disclosed by the Seller pursuant to other representations and warranties under this Agreement, disclosure on one schedule hereto of such a matter with reasonable particularity shall be deemed to constitute disclosure of that particular matter on the schedule which corresponds to the other representation or warranty, if the relevance of such information to such other representation or warranty is reasonably apparent on its face. Notwithstanding the foregoing, the degree of disclosure required and the interpretation of matters disclosed in Seller's Disclosure Schedules pertaining solely to United Kingdom employment law and United Kingdom employee benefits for UK Employees shall be consistent with United Kingdom standards of full and fair disclosure for such aspects of the transaction contemplated by this Agreement.

      Section 13.12 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought by or against either of the parties in the courts of the State of Rhode Island, County of Providence or the Commonwealth of Massachusetts, Suffolk County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Rhode Island or the Eastern District of Massachusetts, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      Section 13.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      Section 13.14 Legal Proceedings. If a dispute arises between the parties relating to this Agreement or any of the other agreements to be delivered hereunder, the parties agree, subject to Section 2.5 and Article XI, to use the following procedure prior to either party pursuing other available remedies:

      (a) A meeting shall be held promptly (in no event more than 14 days after the dispute arises) between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

      (b) If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "neutral"), seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within 40 days from the initial meeting. The fees of the neutral shall be shared equally by the parties.

      (c) In consultation with the neutral, the parties will select or devise a mediation procedure ("Mediation") by which they will attempt to resolve the dispute, and a time and place for the Mediation to be held, with the neutral making the decision as to the procedure, and/or place and time (but unless circumstances require otherwise, not later than 60 days after selection of the neutral), if the parties have been unable to agree on any such matters within 20 days after initial consultation with the neutral.

      (d) The parties agree to participate in good faith in the Mediation to its conclusion as designated by the neutral. If the parties are not successful in resolving the dispute through the Mediation, then the parties may (but not must) agree to submit the matter to binding arbitration or a private adjudicated resolution through the appropriate court or they may commence legal proceedings.

      (e) In the event legal proceedings through the courts are commenced to enforce the parties' respective rights and obligations herein, the prevailing party shall be entitled to reimbursement for all costs and expenses, including reasonable legal fees, incurred with respect to said legal proceedings.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

                                       SELLER:

                                       COOKSON INVESTMENTS, INC.


                                       By:_________________________________
                                       Name:  Mark Dingley
                                       Title:  Vice President

                                       COOKSON GROUP plc


                                       By: _______________________________
                                       Name:  Mark Dingley
                                       Title:  Vice President


                                       BUYER:

                                       PARLEX CORPORATION



                                       By:_________________________________
                                       Name:
                                       Title:

67